EXHIBIT A

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 21, 2012, by and among Public Storage, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 13.5.(d), each of WELLS FARGO SECURITIES, LLC and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as the Joint Lead Arrangers (the “Joint Lead Arrangers”) and as the Joint Bookrunners (the “Joint Bookrunners”), Wells Fargo Bank, National Association, as Agent, and Bank of America, N.A., as Syndication Agent (the “Syndication Agent”).

WHEREAS, certain of the Lenders and other financial institutions have made available to the Borrower a revolving credit facility in the initial amount of $300,000,000 on the terms and conditions contained in that certain Credit Agreement dated as of March 27, 2007 (as at any time amended and as in effect immediately prior to the date hereof, the “Existing Credit Agreement”) by and among the Borrower, the Lenders, the other financial institutions party thereto and the Agent;

WHEREAS, the Agent and the Lenders desire to amend and restate the terms of the Existing Credit Agreement and to make available to the Borrower a revolving credit facility in the initial amount of $300,000,000 which may be increased to $600,000,000, and which will include a competitive bid loan subfacility, a $75,000,000 swingline subfacility and a $50,000,000 letter of credit subfacility, all on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree that the Existing Credit Agreement is amended and restated as follows:

Article I. Definitions

Section 1.1.  Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Absolute Rate” has the meaning given that term in Section 2.2.(c)(ii)(C).

“Absolute Rate Auction” means a solicitation of Bid Rate Quotes setting forth Absolute Rates pursuant to Section 2.2.

“Absolute Rate Loan” means a Bid Rate Loan, the interest rate on which is determined on the basis of an Absolute Rate pursuant to an Absolute Rate Auction.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 5.1.

“Adjusted EBITDA” means, with respect to the Borrower for any period, EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis less the aggregate of all dividends or distributions paid or accrued by such Persons on any Preferred Stock of such Persons during such period plus, if during such period any of PS Business Parks, Inc., PS Business Parks L.P., any Subsidiary of PS Business Parks, Inc., Shurgard Europe or any Subsidiary of Shurgard Europe is not a Subsidiary of the Borrower, the amount of dividends or other distributions actually paid by each of foregoing Persons that is not a Subsidiary to the Borrower or any of its Subsidiaries during such period.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Agent in the form delivered by the Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 5.6.

“Affiliate” means any Person (other than the Agent or any Lender) directly or indirectly controlling, controlled by, or under common control with, the Borrower.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.  The Affiliates of a Person shall include any officer, trustee or director of such Person. In no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agent” means Wells Fargo Bank, National Association, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Facility Fee” means the percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Level	Facility Fee
1	~~0.125~~0.080%
2	~~0.150~~0.100%
3	0.125%
~~3~~4	0.150%
~~4~~5	0.200%
~~5~~	~~0.300%~~
6	~~0.300~~0.250%

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Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Applicable Facility Fee. The provisions of this definition shall be subject to Section 2.5.(c).

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means the percentage set forth below corresponding to the ratio of Total Indebtedness to Gross Asset Value as determined in accordance with Section 10.1.(a):

Level	Ratio of Total Indebtedness to Gross Asset Value	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	Less than or equal to 0.10 to 1.00	~~0.900~~0.850%	0.000
2	Greater than 0.10 to 1.00 but less than or equal to 0.20 to 1.00	~~0.950~~0.875%	0.000
3	Greater than 0.20 to 1.00 but less than or equal to 0.25 to 1.00	~~1.000~~0.950%	0.000
4	Greater than 0.25 to 1.00 but less than or equal to 0.35 to 1.00	~~1.100~~1.050%	0.0500
5	Greater than 0.35 to 1.00 but less than or equal to 0.45 to 1.00	~~1.300~~1.250%	0.250
6	Greater than 0.45 to 1.00	~~1.500~~1.450%	0.450

The Applicable Margin for Loans shall be determined by the Agent from time to time, based on the ratio of Total Indebtedness to Gross Asset Value as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3.  Any adjustment to the Applicable Margin shall be effective as of the first day of the calendar month immediately following the month during which the Borrower delivers to the Agent the applicable Compliance Certificate pursuant to Section 9.1.  If the Borrower fails to deliver a Compliance Certificate pursuant to Section 9.3. and such failure to deliver continues for more than 15 days after it was due to have been delivered, the Applicable Margin shall equal the percentages corresponding to Level 6 until the second Business Day following delivery of the required Compliance Certificate.  Notwithstanding the foregoing, for the period from the ~~Second~~Third Amendment Effective Date through but excluding the date on which the Agent first determines the Applicable Margin for Loans as set forth above, the Applicable Margin shall be determined based on Level 1. Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition.  The provisions of this definition shall be subject to Section 2.5.(c).

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“Assignee” has the meaning given that term in Section 13.5.(d).

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

“Base Rate” means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate plus one percent (1.0%).

“Base Rate Loan” means a Revolving Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Bid Rate Borrowing” has the meaning given that term in Section 2.2.(b).

“Bid Rate Loan” means a loan made by a Lender under Section 2.2.(f).

“Bid Rate Note” means a promissory note of the Borrower substantially in the form of Exhibit K, payable to the order of a Lender as originally in effect and otherwise duly completed.

“Bid Rate Quote” means an offer in accordance with Section 2.2.(c) by a Lender to make a Bid Rate Loan with one single specified interest rate.

“Bid Rate Quote Request” has the meaning given that term in Section 2.2.(b).

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Information” has the meaning given that term in Section 2.5.(c).

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in San Francisco, California or New York, New York are authorized or required to close, and (b) if such day relates to a LIBOR Loan any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be calendar days.

“Capitalization Rate” means 7.00%.

“Capitalized EBITDA” means, with respect to a Person and as of a given date, (a) such Person’s EBITDA for the ~~two~~four fiscal quarters most recently ended ~~times (b) 2 and~~ divided by  (~~c~~b) ~~7.75%~~the Capitalization Rate.  In determining Capitalized EBITDA, EBITDA attributable to

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real estate properties either acquired or disposed of by such Person during such ~~two~~four fiscal quarters shall be disregarded; provided,  however, EBITDA attributable to real estate properties acquired by the Borrower or any of its Subsidiaries during the ~~two~~four immediately preceding fiscal quarters may, at the Borrower’s option, be included in determinations of the Capitalized EBITDA of the Borrower.

“Capitalized Lease Obligation” means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP.

“Capitalized Unencumbered NOI” means as of a given date (a) Unencumbered NOI for the four fiscal quarters most recently ended divided by (b) the Capitalization Rate.  In determining Capitalized Unencumbered NOI, Unencumbered NOI attributable to Eligible Properties either acquired or disposed of by such Person during such four fiscal quarters shall be disregarded; provided, however, Unencumbered NOI attributable to Eligible Properties acquired by the Borrower or any of its Subsidiaries during the four immediately preceding fiscal quarters may, at the Borrower’s option, be included in determinations of the Capitalized Unencumbered NOI.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Agent, for the benefit of the Agent ~~or~~, the Issuing Banks and the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Agent and the applicable Issuing Bank shall agree in ~~its~~their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and the applicable Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year after the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, maturing within  90 days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from S&P and Moody’s (or, if at any time either of the foregoing shall not be rating such obligations, then from such other nationally recognized rating services acceptable to the Agent) and not listed for possible down-grade in Credit Watch published by S&P; (c) commercial paper, other than commercial paper issued by any Loan Party or any of their respective Affiliates, maturing no more than 90 days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Agent); (d) domestic certificates of deposit, time deposits and bankers’ acceptances which mature within one year after the date of acquisition thereof; and (e)  overnight securities, repurchase agreements, or reverse repurchase agreements secured by any of the

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foregoing types of Securities or debt instruments issued, in each case, by (i) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada having combined capital and surplus of not less than $250,000,000 or (ii) any Lender.

“Change of Control” means the occurrence of any of the following events: (a~~) the Borrower is merged or consolidated with or into another Person with the effect that the common stockholders of Borrower immediately prior to such merger or consolidation hold less than seventy-five percent (75%) of the ordinary voting power of the outstanding securities of the survivor of such merger or the Person resulting from such consolidation; (b~~) during any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12‑month period constituted the Board of ~~Directors~~Trustees of the Borrower (together with any new ~~directors~~trustees whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the ~~directors~~trustees then still in office who were either ~~directors~~trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of ~~Directors~~Trustees of the Borrower then in office; or (~~c~~b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than any Excluded Shareholder, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than ~~25.0~~30.0% of the total voting power of the then outstanding voting stock of the Borrower.

“Commitment” means, as to each Lender, such Lender’s obligation to make Revolving Loans pursuant to Section 2.1. and to issue (in the case of ~~the Agent~~an Issuing Bank) or participate in (in the case of the other Lenders) Letters of Credit pursuant to Section 2.3.(a) and 2.3.(i) respectively, in an amount up to, but not exceeding~~,~~ (but in the case of ~~the Agent~~an Issuing Bank, excluding the aggregate amount of participations in the Letters of Credit held by other Lenders) the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Acceptance Agreement or an agreement executed by a Person becoming a Lender in accordance with Section 2.17., as the same may be reduced from time to time pursuant to Section 2.13. and or otherwise pursuant to the terms of this Agreement or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.5. or increased as appropriate to reflect any increase effected in accordance with Section 2.17.

“Commitment Percentage” means, with respect to any Lender, the percentage obtained by dividing (a) the amount of such Lender’s Commitment by (b) the aggregate amount of Commitments of all the Lenders, or, if the Commitments have been terminated (whether pursuant to Section 11.2. or otherwise), the percentage obtained by dividing (i) the aggregate unpaid principal amount of Loans and Letter of Credit Liabilities owing to such Lender by (ii) the aggregate unpaid principal amount of all Loans and Letter of Credit Liabilities.

“Compliance Certificate” has the meaning given that term in Section 9.3.

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“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.10.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Revolving Loan of one Type into a Revolving Loan of another Type pursuant to Section 2.11.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Revolving Loan, (c) the Continuation of a LIBOR Loan and (d) the issuance of a Letter of Credit.

“Credit Rating” means the lowest rating or implied rating assigned and published by a Rating Agency to each series of rated senior unsecured long term indebtedness of the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of 1978, as amended, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.10.(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, the Swingline Lender, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower, the Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting

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Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.10.(f)) upon delivery of written notice of such determination to the Borrower, the Swingline Lender, the Issuing Banks and each Lender.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

“Designated Account” means deposit account number 4648059228 of the Borrower maintained with the Agent, or such other deposit account of the Borrower maintained with the Agent and that the Borrower, in a written notice purportedly signed by two of the Borrower’s corporate officers, one of which must be the chief executive officer, the chief financial officer or the controller, may designate to the Agent as the “Designated Account”.

“Development Property” means a Property currently under development on which the improvements have not been completed, or a Property where development has been completed as

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evidenced by a certificate of occupancy for the entire Property for the 30 month period following the issuance of such certificate of occupancy (provided that Borrower may at its option elect to remove a Property from the category of Development Properties prior to the completion of the 30 month period, but any such Property may not be reclassified as a Development Property).  The term “Development Property” shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to any Person for any period and without duplication: (a) net earnings (loss) of such Person for such period (including equity in net earnings or net loss of Unconsolidated Affiliates) excluding the impact of the following amounts with respect to any Person and the Unconsolidated Affiliates (but only to the extent included in determining net earnings (loss) for such period): (i) depreciation and amortization expense and other non-cash charges of such Person for such period; (ii) interest expense of such Person for such period; (iii) income tax expense of such Person in respect of such period; (iv) extraordinary and nonrecurring gains and losses of such Person for such period, including without limitation, gains and losses from the sale of assets, write-offs and forgiveness of debt;  ~~and~~ (v) ~~minority~~non-controlling interests, and (vi) distributions or other allocations of income to holders of Preferred Stock; minus (b) the Reserve for Replacements~~.~~, and minus (c) if during such period any of PS Business Parks, Inc., PS Business Parks L.P., any Subsidiary of PS Business Parks, Inc., Shurgard Europe or any Subsidiary of Shurgard Europe is not a Subsidiary of the Borrower, the impact on EBITDA of each of the foregoing Persons that is not a Subsidiary.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1.(a) shall have been fulfilled or waived in writing by the Agent.

“Eligible Assignee” means any Person who is: (i) currently a Lender; (ii) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, or the District of Columbia, and having total assets in excess of $5,000,000,000; or (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America.  If such Person is not currently a Lender, such Person’s senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody’s, or the equivalent or higher of either such rating by another Rating Agency acceptable to the Agent.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is owned in fee simple, or leased under a Ground Lease, by the Borrower or a Wholly Owned Subsidiary ~~and is located in a State of the United States of America or in the~~

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~~District of Columbia~~; provided, that if a Subsidiary does not meet the definition of “Wholly Owned Subsidiary” solely because such Subsidiary has issued partnership interests that are or will be convertible at the option of the holder of such partnership interest into the Equity Interests or Preferred Stock of the Borrower, such Subsidiary shall be considered a “Wholly Owned Subsidiary” for purposes of this clause (a); (b) regardless of whether such Property  is owned in fee simple or leased under a Ground Lease by the Borrower or a Wholly Owned Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable and (ii) to sell, transfer or otherwise dispose of such Property; (c) neither such Property, nor if such Property is owned or leased under a Ground Lease by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge; and (d) ~~the Borrower has obtained a “Phase I” environmental assessment or other appropriate environmental assessment with respect to such Property, and such assessment does not indicate the existence of any condition that has, or could reasonably expected to have, a materially adverse effect on the condition, fair market value or net operating income of such Property.~~such Property is free of all major structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters which,  collectively, are not material to the profitable operation of the Property.  In addition, any Property that is owned by a Subsidiary of the Borrower is the subject of a bankruptcy proceeding or other proceeding, event or condition of the types referred to in Section 11.1.(e) or 11.1.(f) (and in the case of any case or proceeding described in 11.1.(f), such case or proceeding has continued undismissed or unstayed for a period of 60 consecutive calendar days or an order for relief shall have been entered) shall cease to be an Eligible Property.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean‑up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

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“Equity Issuance” means any issuance or sale by a Person of any Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, together with all rules and regulations issued thereunder.

“Excluded Shareholder” means (a) any Hughes Family Member and (b) any Person eligible to file a statement on Schedule 13G pursuant to Rule 13d‑1(b)(1) of the Exchange Act.

“Existing Credit Agreement” has the meaning given that term in the first WHEREAS clause of this Agreement.

“Existing Letters of Credit” has the meaning given that term in Section 2.3.(l).

“Fair Market Value” means, (a) with respect to a security listed (or an unlisted convertible security that is convertible into a security listed) on The NASDAQ Stock Market’s National Market System or have trading privileges on the New York Stock Exchange, the American Stock Exchange, or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Except as otherwise provided herein, Fair Market Value under clause (b) shall be determined by the Board of ~~Directors~~Trustees of the Borrower acting in good faith conclusively evidenced by a board resolution thereof delivered to the Agent or, with respect to any asset valued at up to $5,000,000, such determination may be made by the chief financial officer or treasurer of the Borrower evidenced by an officer’s certificate delivered to the Agent.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b)

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if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.6. and any other fees payable by the Borrower hereunder or under any other Loan Document.

“Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all scheduled principal payments on Indebtedness made by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness)~~,  plus (c) the aggregate of all dividends or distributions paid or accrued by such Person on any Preferred Stock during such period~~.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to ~~the Agent~~each Issuing Bank, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities attributable to such Issuing Bank other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi‑governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Gross Asset Value” means, at a given time, the sum (without duplication) of (a) Capitalized EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis, excluding Capitalized EBITDA attributable to Properties acquired by the Borrower or such Subsidiary during the immediately preceding four consecutive  fiscal quarters of the Borrower and Development Properties, plus (b) all cash and cash equivalents (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted) of the Borrower and its

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Subsidiaries at such time, plus (c) the current book value of Development Properties and all land held for development; provided,  however, any land which is not appropriately entitled or zoned to permit the use of such Property as a ~~self-storage~~self-storage facility shall only be included at 50% of book value, plus (d) with respect to each Unconsolidated Affiliate of the Borrower, the Borrower’s respective Ownership Share of (i) the Capitalized EBITDA of each such Unconsolidated Affiliate and (ii) the current book values of all real property of each such Unconsolidated Affiliate upon which construction is in progress, plus (e) ~~at the Borrower’s option,~~ the purchase price paid by the Borrower or any Subsidiary (less any amounts paid to the Borrower or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements, and without regard to allocations of property purchase prices pursuant to Statement of Financial Accounting Standards No. 141 or other provisions of GAAP) for any Property acquired by the Borrower or such Subsidiary during the immediately preceding four consecutive fiscal quarters of the Borrower, plus (f) the contractual purchase price of Properties of the Borrower and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Total Liabilities of the Borrower, plus (g) the value (determined in accordance with GAAP) of all promissory notes payable solely to the Borrower or any of its Subsidiaries (excluding any such note where (i) the obligor is more than 30 days past due with respect to any payment obligation or is the subject of a bankruptcy proceeding or other proceeding, event or condition of the types referred to in Section 11.1.(e) or (f) or (ii) the obligor is an Affiliate of the Borrower (other than PS Business Parks, Inc. ~~or~~, PS Business Parks, L.P., Shurgard Europe, or a Subsidiary of Shurgard Europe so long as any such note issued by ~~either~~any of PS Business Parks, Inc. ~~or~~, PS Business Parks, L.P., Shurgard Europe or a Subsidiary of Shurgard Europe matures within six months of issuance), plus (h) the ~~value (determined in accordance with GAAP) of all marketable securities~~Fair Market Value of all Marketable Securities owned by the Borrower and its Subsidiaries, ~~and~~plus (i) all other assets of the Borrower and its Subsidiaries (the value of which is determined in accordance with GAAP but excluding assets classified as intangible under GAAP).  No more than 10.0% of the Gross Asset Value may be attributable to the aggregate of the following (x) the current book value of land held for development and (y) the value attributable to the assets referenced in clauses (g) and (~~h~~i) above.  For the avoidance of doubt, the value of the Equity Interests of PS Business Parks, Inc., PS Business Parks, L.P., any Subsidiary of PS Business Parks, Inc., Shurgard Europe, or any Subsidiary of Shurgard Europe owned by the Borrower and its Subsidiaries that constitute Marketable Securities shall be determined under clause (a) of the definition of Fair Market Value.  The Borrower shall have the option to include EBITDA under clause (a) above from Properties that are otherwise subject to valuation under clause (e) above; provided, however, that if such election is made, any value attributable to such Properties under clause (e) above shall be excluded from the determination of the amount under clause (e).

~~“Guarantor” means any Person that is party to the Guaranty as a “Guarantor”.~~

“Ground Lease” means a ground lease containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including without limitation, the following: (a) a remaining term (exclusive of any unexercised extension options) of 40 years or more from the Third Amendment Effective Date; (b) the right of the lessee to mortgage and encumber its

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interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) acceptable transferability of the lessee’s interest under such lease, including ability to sublease; (e) acceptable limitations on the use of the leased property; and (f) clearly determinable rental payment terms which in no event contain profit participation rights.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.  ~~As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 6.1.(a) and substantially in the form of Exhibit B.~~

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; and (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Hughes Family Member” means any of the following: (a) B. Wayne Hughes, his spouse, his children (natural or adopted) and the children (natural or adopted) of his children; or (b) any foundation, trust, partnership, corporation or other Person controlled by any of the individuals referred to in clause (a).

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“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off Balance Sheet Liabilities of such Person; (f) net obligations under any Derivative Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness in an amount equal to the Derivatives Termination Value thereof; and (g) all Indebtedness of other Persons which (i) such Person has Guaranteed or is otherwise recourse to such Person or (ii) is secured by a Lien on any property of such Person.

“Intellectual Property” has the meaning given that term in Section 7.1.(s).

“Interest Expense” means, with respect to a Person and for any period, (a) all paid, accrued or capitalized interest expense (including, without limitation, capitalized interest expense (other than capitalized interest funded from a construction loan interest reserve account held by another lender and not included in the calculation of cash for balance sheet reporting purposes) and interest expense attributable to Capitalized Lease Obligations) of such Person and in any event shall include all letter of credit fees and all interest expense with respect to any Indebtedness in respect of which such Person is wholly or partially liable whether pursuant to any repayment, interest carry, performance Guarantee or otherwise, plus (b) to the extent not already included in the foregoing clause (a) such Person’s Ownership Share of all paid, accrued or capitalized interest expense for such period of Unconsolidated Affiliates of such Person (other than any such interest expense paid or payable by Unconsolidated Affiliates to such Person).

“Interest Period” means:

(a)with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(b)with respect to each Bid Rate Loan, the period commencing on the date such Bid Rate Loan is made and ending on any Business Day not less than 7 nor more than 180 days thereafter, as the Borrower may select as provided in Section 2.2.(b).

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Notwithstanding the foregoing: (i) if any Interest Period for a Revolving Loan would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day).

~~“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar Derivatives Contract entered into with a nationally recognized financial institution then having a credit rating of BBB- or higher by S&P or Baa3 or higher by Moody’s for the purpose of protecting against fluctuations in interest rates.~~

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any commitment or option to make an Investment in any other Person shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount or value of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB- or higher by S&P, Baa3 or higher by Moody’s, or the equivalent or higher of either such rating by another Rating Agency.

“Issuing Bank” means each of Wells Fargo and Bank of America, N.A., in its capacity as an issuer of Letters of Credit pursuant to Section 2.3., or any successor issuer of Letters of Credit hereunder.

“L/C Commitment Amount”  ~~equals an amount equal to $50,000,000 as such amount may be reduced from time to time in accordance with the terms hereof.~~has the meaning given to that term in Section 2.3.(a).

“Lender” means each financial institution from time to time party hereto as a “Lender” together with its respective successors and assigns, and, as the context requires, includes the Swingline Lender.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender in such Lender’s Administrative Questionnaire or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.

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“Letter of Credit” has the meaning given that term in Section 2.3.(a).

“Letter of Credit Collateral Account” means a special interest bearing deposit account maintained by the Agent for the benefit of the Agent, the Issuing Banks and the Lenders and under ~~its~~the sole dominion and control of the Agent.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit.  For purposes of this Agreement, a Lender (other than ~~the Agent~~a Lender in its capacity as ~~such~~an Issuing Bank of a Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.3.(i) in the related Letter of Credit, and the ~~Agent~~Lender that is the Issuing Bank of such Letter of Credit shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in ~~the related~~such Letter of Credit after giving effect to the acquisition by the Lenders (other than the ~~Agent~~Lender that is the Issuing Bank of such Letter of Credit) of their participation interests under such Section.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate ~~appearing on the~~of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 ~~page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates~~Page (or any applicable ~~to Dollar deposits in the London interbank market~~successor page) at approximately 11:00 a.m.~~,~~ (London time~~, on the date that is~~) two Business Days prior to the first day of ~~such Interest Period and having a maturity equal to such~~the applicable Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America).  If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by the Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

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Any change in ~~such~~the maximum rate or reserves described in the preceding clause (ii) shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.  If LIBOR determined as provided above would be less than zero, LIBOR shall be deemed to be zero.

“LIBOR Auction” means a solicitation of Bid Rate Quotes setting forth LIBOR Margin Loans based on LIBOR pursuant to Section 2.2.

“LIBOR Loan” means a Revolving Loan bearing interest at a rate based on LIBOR.

“LIBOR Margin” has the meaning given that term in Section 2.2.(c)(ii)(D).

“LIBOR Margin Loan” means a Bid Rate Loan the interest rate on which is determined on the basis of LIBOR pursuant to a LIBOR Auction.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day for one-month deposits in Dollars at approximately 9:00 a.m. Pacific time for such day (or if such day is not a business day, the immediately preceding business day).  The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” as applied to the property of any Person means:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a Revolving Loan, a Bid Rate Loan or a Swingline Loan.

“Loan Document” means this Agreement, each Note, each Letter of Credit Document and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means each of the Borrower, each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations.  Schedule 1.1. sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Marketable Securities” means: (a) common or preferred Equity Interests of Persons located in, and formed under the laws of, any State of the United States or America or the District of Columbia, which Equity Interests are subject to price quotations (quoted at least daily) on The NASDAQ Stock Market’s National Market System or have trading privileges on the New

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York Stock Exchange, the American Stock Exchange or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange; (b) convertible securities which can be converted at any time into common or preferred Equity Interests of the type described in the immediately preceding clause (a); and (c) securities evidencing Indebtedness issued by Persons located in, and formed under the laws of, any State of the United States or America or the District of Columbia, which Persons have a Credit Rating of BBB- or Baa3 or better.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition~~,~~ or results of operations ~~or business prospects~~ of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Banks and the Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Material Adverse Effect.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $2,500,000.

“Material Subsidiary” means any Subsidiary to which $~~200,000,000~~500,000,000 or more of Gross Asset Value is attributable on an individual basis.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.

“Net Operating Income” means, for any Property and for a given period, the sum (without duplication) of (a) rents and other revenues earned in the ordinary course from such

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Property (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Property, including but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries and any property management fees) minus (c) the Reserve for Replacements for such Property for such period minus (d) the actual property management fee, if any, paid during such period with respect to such Property.

“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash or the Fair Market Value of all other property received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

~~“New Guarantor” has the meaning given that term in Section 8.14.~~

“Non-Domestic Property” means a Property located outside a state of the United States of America or the District of Columbia.

~~“Non-Guarantor Entity” means: (a) any Subsidiary that is not required to become a party to the Guaranty under Section 8.14.(a) or that has not become a party to the Guaranty under Section 8.14.(b); (b) any Unconsolidated Affiliate of the Borrower; and (c) any other Affiliate of the Borrower in which the Borrower holds an Investment.~~

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to ~~recourse~~nonrecourse liability in a form reasonably acceptable to the Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a Revolving Note, a Bid Rate Note or the Swingline Note.

“Notice of Borrowing” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Continuation” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice in the form of Exhibit E to be delivered to the Agent pursuant to Section 2.11. evidencing the Borrower’s request for the Conversion of a Revolving Loan from one Type to another Type.

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“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit F to be delivered to the Swingline Lender pursuant to Section 2.4.(b) evidencing the Borrower’s request for a Swingline Loan.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower or any of the other Loan Parties owing to the Agent, any Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by tenants paying rent pursuant to binding leases as to which no default exists to (b) the aggregate net rentable square footage of such Property.

“Off Balance Sheet Liabilities” means, with respect to any Person, (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to any accounts or notes receivable sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee and (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving rise to such obligation (i) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease or (ii) does not (and is not required to pursuant to GAAP) appear as a liability on the balance sheet of such Person.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) subject to compliance with Section 9.4.(l), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Participant” has the meaning given that term in Section 13.5. (c).

“Participant Register” has the meaning given that term in Section 13.5. (c).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

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“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 8.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; and (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person and (e) Liens in favor of the Agent for the benefit of the Issuing Banks and the Lenders.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post‑Default Rate” means, in respect of any principal of any Loan or any other Obligation, a rate per annum equal to four percent (4.0%) plus the Base Rate as in effect from time to time plus the Applicable Margin.

“Preferred Stock” means, with respect to any Person, shares of capital stock of, or other equity interests in, such Person which are entitled to preference or priority over any other capital stock of, or other equity interest in, such Person in respect of the payment of dividends or distributions, or distribution of assets upon liquidation or both.

“Property” means a parcel (or group of related parcels) of real property developed (or to be developed) for use as storage facility either as a mini-warehouse or combination mini-warehouse and central warehouse for container storage.

“Rating Agency” means S&P, Moody’s or Fitch, Inc.  Other nationally recognized securities rating agencies selected by the Borrower shall be “Rating Agencies” only upon written approval by the Agent.

“Recourse Indebtedness” means, with respect to a Person, all Indebtedness of such Person that is not Nonrecourse Indebtedness.

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“Recurring Capital Expenditures” means capital expenditures made in respect of a Property for maintenance of such Property and replacement of items due to ordinary wear and tear including, but not limited to, expenditures made for maintenance or replacement of carpeting, roofing materials, mechanical systems, electrical systems and other structural systems and expenditures relating to tenant improvements and leasing commissions.  “Recurring Capital Expenditures” shall not include any of the following: (a) improvements to the appearance of such Property or any other major upgrade or renovation of such Property not necessary for proper maintenance or marketability of such Property; (b) capital expenditures for seismic upgrades; or (c) capital expenditures for deferred maintenance for such Property existing at the time such Property was acquired by the Borrower or a Subsidiary.

“Register” has the meaning given that term in Section 13.5.(e).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.  Notwithstanding anything herein to the contrary: (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse ~~the Agent~~an Issuing Bank for any drawing honored by ~~the Agent~~such Issuing Bank under a Letter of Credit.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Requisite Lenders” means, as of any date, Lenders (which must include the Lender then acting as Agent) whose combined Commitment Percentages equal or exceed 51%, provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and (b) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.

“Reserve for Replacements” means, for any period and with respect to any Property, an amount equal to (a) the aggregate net rentable square footage of all completed space of such Property times (b) $0.35 times (c) the number of days such Property was operated in such period

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divided by (d) 365.  If the term Reserve for Replacements is used without reference to any specific Property, then it shall be determined on an aggregate basis with respect to all Properties and ~~a proportionate share of all real property~~the applicable Ownership Shares with respect to all Properties of all Unconsolidated Affiliates.

~~“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other equity interest of the Borrower or any of its Subsidiaries now or hereafter outstanding; (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt; and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding.~~

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).

“Revolving Note” has the meaning given that term in Section 2.12.

~~“Second Amendment Effective Date” means July 17, 2013.~~

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, with respect to any Person, (a) all Indebtedness of such Person that is secured in any manner by any Lien on any property plus (b) such Person’s Ownership Share of the Secured Indebtedness of any of such Person’s Unconsolidated Affiliates.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Shurgard Europe” means Shurgard European Holdings LLC.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

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“S&P” means Standard & Poor’s ~~Rating~~Ratings Services, a ~~division of The McGraw-Hill Companies, Inc~~Standard & Poor’s Financial Services LLC business, or any successor.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

~~“Subordinated Debt” means Indebtedness for money borrowed of the Borrower or any of its Subsidiaries that is subordinated in right of payment and otherwise to the Loans and the other Obligations in a manner satisfactory to the Agent in its sole and absolute discretion.~~

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the Board of ~~Directors~~Trustees or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of 10.0% of total assets (exclusive of depreciation) at such time of the Borrower and its Subsidiaries determined on a consolidated basis.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.4. in an amount up to, but not exceeding, $75,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means Wells Fargo Bank, National Association, together with its respective successors and assigns.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.4.(a).

“Swingline Note” means a promissory note of the Borrower substantially in the form of Exhibit G, payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

“Swingline Termination Date” means the date which is 7 Business Days prior to the Termination Date.

“Taxes” has the meaning given that term in Section 3.11.

“Termination Date” means March ~~21~~31,  ~~2017~~2020.

“Third Amendment Effective Date” means March 31, 2015.

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“Total Budgeted Cost” means, with respect to a Development Property, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Borrower, a Subsidiary or an Unconsolidated Affiliate with respect to such Property to achieve an Occupancy Rate such that the Property is achieving breakeven or positive operating cash flow, including without limitation, all amounts budgeted with respect to all of the following:  (a) acquisition of land and any related improvements; (b) a reasonable and appropriate reserve for construction interest; (c) a reasonable and appropriate operating deficit reserve; (d) tenant improvements; (e) leasing commissions; and (f) other hard and soft costs associated with the development or redevelopment of such Property.  With respect to any Property to be developed in more than one phase, the Total Budgeted Cost shall exclude budgeted costs (other than costs relating to acquisition of land and related improvements) to the extent relating to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract has not been entered into by the Borrower, any Subsidiary or any Unconsolidated Affiliate, as the case may be.

“Total Indebtedness” means, without duplication, (a) Total Liabilities of the Borrower and its Subsidiaries on a consolidated basis minus (b) (i) all accounts payable and accrued expenses of the Borrower and its Subsidiaries and (ii) obligations in respect of preferred partnership units or other preferred Equity Interest issued by any Subsidiary (excluding obligations in respect of any such preferred Equity Interests beneficially owned by the Borrower or any Subsidiary).

“Total Liabilities” means, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on the balance sheet of such Person as of such date, and in any event shall include (without duplication): (a) all Indebtedness of such Person (whether or not Nonrecourse Indebtedness and whether or not secured by a Lien), including without limitation, Capitalized Lease Obligations; (b) all accounts payable and accrued expenses of such Person; (c) all purchase and repurchase obligations and forward commitments of such Person to the extent such obligations or commitments are evidenced by a binding purchase agreement (forward commitments shall include without limitation (i) forward equity commitments and (ii) commitments to purchase any real property under development, redevelopment or renovation); (d) all unfunded obligations of such Person; (e) all lease obligations of such Person (including ground leases) to the extent required under GAAP to be classified as a liability on the balance sheet of such Person; (f) all contingent obligations of such Person including, without limitation, all Guarantees of Indebtedness by such Person; (g) all liabilities of any Unconsolidated Affiliate of such Person, which liabilities such Person has Guaranteed or is otherwise obligated on a recourse basis; (h) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person, including Nonrecourse Indebtedness of such Person (but excluding Indebtedness of such Unconsolidated Affiliate owing to such Person); and (i) in the case of the Borrower, obligations in respect of preferred partnership units or other preferred Equity Interest issued by any Subsidiary (excluding obligations in respect of any such preferred Equity Interests beneficially owned by the Borrower or any Subsidiary).  For purposes of clauses (c) and (d) of this definition, the amount of Total Liabilities of a Person at any given time in respect of (x) a contract to purchase or otherwise acquire unimproved or developed real property shall be equal to the total purchase price payable by such Person under the contract if, at such time, the seller of such real property would be

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entitled to specifically enforce the contract against such Person, and (y) a contract relating to the acquisition of real property which the seller is required to develop or renovate prior to, and as a condition precedent to, such acquisition, shall equal the maximum amount reasonably estimated to be payable by such Person under the contract assuming performance by the seller of its obligations under the contract, which amount shall include, without limitation, any amounts payable after consummation of such acquisition which may be based on certain performance levels or other related criteria.

“Type” with respect to any Revolving Loan, refers to whether such Loan is a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” shall mean, with respect to any Person, any other Person (other than PS Business Parks, Inc., PS Business Parks L.P., Subsidiaries of PS Business Parks, Inc., Shurgard Europe and Subsidiaries of Shurgard Europe) in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset” means a promissory note or a Marketable Security which satisfies all of the following requirements: (a) such property is wholly owned by the Borrower or a Wholly Owned Subsidiary provided, that if a Subsidiary does not meet the definition of “Wholly Owned Subsidiary” solely because such Subsidiary has issued partnership interests that are or will be convertible at the option of the holder of such partnership interest into the Equity Interests or Preferred Stock of the Borrower, such Subsidiary shall be considered a “Wholly Owned Subsidiary” for purposes of this clause (a); and (b) neither such property, nor if such asset is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens of the types described in clauses (a), (b), and (e) of the definition thereof or (ii) any Negative Pledge.

“Unencumbered Asset Value” means, at a given time, the sum (without duplication) of (a) Capitalized Unencumbered NOI, excluding Capitalized Unencumbered NOI attributable to Properties acquired by the Borrower or such Subsidiary during the immediately preceding four consecutive fiscal quarters of the Borrower and Development Properties, plus (b) all cash and cash equivalents (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted) of the Borrower or any Wholly Owned Subsidiary so long as such cash and cash equivalents are not subject to any Liens (other than Permitted Liens of the types described in clauses (a), (b), and (e) of the definition thereof) or to any Negative Pledge, plus (c) the current book value of Development Properties  and all land held for development that, in each case, constitute Eligible Properties; provided, however, any land which is not appropriately entitled or zoned to permit the use of such Property as a self-storage facility shall only be included at 50% of book value, plus (d) at the Borrower’s option, the purchase price paid by the Borrower or any Subsidiary (less any amounts paid to the Borrower or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements, and without regard to allocations of property purchase prices

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pursuant to Statement of Financial Accounting Standards No. 141 or other provisions of GAAP) for any Eligible Property acquired by the Borrower or such Subsidiary during the immediately preceding four consecutive fiscal quarters of the Borrower, plus (e) the contractual purchase price of Eligible Properties of the Borrower and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of  Unsecured Indebtedness of the Borrower and its Subsidiaries, plus (f) the value (determined in accordance with GAAP) of all promissory notes that are also Unencumbered Assets and payable solely to the Borrower or any of its Wholly Owned Subsidiaries (excluding any such note where (i) the obligor is more than 30 days past due with respect to any payment obligation or is the subject of a bankruptcy proceeding or other proceeding, event or condition of the types referred to in Section 11.1.(e) or (f) or (ii) the obligor is an Affiliate of the Borrower (other than PS Business Parks, Inc., PS Business Parks, L.P., Shurgard Europe or a Subsidiary of Shurgard Europe, so long as any such note issued by any of PS Business Parks, Inc., PS Business Parks, L.P., Shurgard Europe or a Subsidiary of Shurgard Europe matures within six months of issuance), plus (g) the Fair Market Value of all Marketable Securities that are also Unencumbered Assets.  To the extent that the amount of Unencumbered Asset Value attributable to Properties leased pursuant to Ground Leases would constitute more than 10.0% of Unencumbered Asset Value, such excess shall be excluded.  To the extent that the amount of Unencumbered Asset Value attributable to Non-Domestic Properties would constitute more than 10.0% of Unencumbered Asset Value, such excess shall be excluded.  To the extent that the amount of Unencumbered Asset Value attributable to (x) the current book value of land held for development and (y) the value attributable to the assets referenced in clause (f) above, would exceed 10.0% of Unencumbered Asset Value, such excess shall be excluded.  For the avoidance of doubt, the value of the Equity Interests of PS Business Parks, Inc., PS Business Parks, L.P., any Subsidiary of PS Business Parks, Inc., Shurgard Europe, or any Subsidiary of Shurgard Europe owned by the Borrower and its Subsidiaries that constitute Marketable Securities shall be determined under clause (a) of the definition of Fair Market Value.  The Borrower shall have the option to include NOI under clause (a) above from Properties that are otherwise subject to valuation under clause (d) above; provided, however, that if such election is made, any value attributable to such Properties under clause (d ) above shall be excluded from the determination of the amount under clause (d). Further, no Property or any of the other assets described in clauses (a) through (g) owned or held (or in the case of any Eligible Property subject to a Ground Lease, leased) by a Subsidiary shall be included in the calculation of Unencumbered Asset Value, if such Subsidiary has incurred, acquired or suffered to exist any Recourse Indebtedness.

“Unencumbered NOI” means, for any period, the aggregate Net Operating Income for such period of all Eligible Properties.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential

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liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unsecured ~~Liabilities~~Indebtedness” means, ~~as~~with respect to any Person as of a given date, ~~the sum of the following (without duplication): (a) all liabilities which would, in conformity with GAAP, be properly classified as a liability on the balance sheet of such Person as at such date; plus (b) all~~ Indebtedness of such Person~~;  minus (c) all~~ that is not Secured Indebtedness ~~of such Person~~; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and permitted assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares or, in the case of a trust, trustees’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person. In the case of the Borrower, the term “Wholly Owned Subsidiary” shall also include any Subsidiary of the Borrower (a) of which the Borrower owns or controls, directly, or indirectly through one or more other Subsidiaries, at least 95% of the equity securities or other ownership interests of such Subsidiary and (b) the remaining the equity securities or other ownership interests of such Subsidiary are owned by Hughes Family Members.

Section 1.2.  General; References to San Francisco Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP in effect as of the Agreement Date. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  references in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereby and in effect at any given time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to San Francisco, California time.

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Article II. Credit Facilities

Section 2.1.  Revolving Loans.

(a)Generally.  Subject to the terms and conditions hereof, including without limitation, Section 2.18., during the period from the Effective Date to but excluding the Termination Date, each Lender severally and not jointly agrees to make Revolving Loans in Dollars to the Borrower in an aggregate principal amount at any one time outstanding up to, but not to exceed, the amount of such Lender’s Commitment.  Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Termination Date, the Borrower may borrow, repay and reborrow Revolving Loans hereunder.

(b)Requesting Revolving Loans.  The Borrower shall give the Agent notice pursuant to a Notice of Borrowing of each borrowing of Revolving Loans.  Each Notice of Borrowing shall be delivered to the Agent before 10:00 a.m. (i) in the case of LIBOR Loans on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing. The Agent will transmit by telecopy, electronic mail or other form of transmission the Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Lender promptly upon receipt by the Agent.  Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower.

(c)Disbursements of Revolving Loan Proceeds.  No later than 10:00 a.m. on the date specified in the Notice of Borrowing, each Lender will make available for the account of its applicable Lending Office to the Agent, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender.  With respect to Revolving Loans to be made after the Effective Date, unless the Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Agent the Revolving Loan to be made by such Lender on such date, the Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Agent on the date of the requested borrowing as set forth in the Notice of Borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender.  Subject to satisfaction of the applicable conditions set forth in Article VI. for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 12:00 noon on the date specified by the Borrower in such Notice of Borrowing by depositing such proceeds in the  applicable Designated Account.

Section 2.2.  Bid Rate Loans.

(a)Bid Rate Loans.  At any time during the period from the Effective Date to but excluding the Revolving Termination Date, and so long as the Borrower continues to maintain an Investment Grade Rating, the Borrower may, as set forth in this Section, request the Lenders to make offers to make Bid Rate Loans to the Borrower in Dollars.  The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

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(b)Requests for Bid Rate Loans.  When the Borrower wishes to request from the Lenders offers to make Bid Rate Loans, it shall give the Agent notice (a “Bid Rate Quote Request”) so as to be received no later than 9:00 a.m. Pacific time on (x) the Business Day immediately preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction and (y) the date four (4) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction.  The Agent shall deliver to each Lender a copy of each Bid Rate Quote Request promptly upon receipt thereof by the Agent.  The Borrower may request offers to make Bid Rate Loans for up to 3 different Interest Periods in any one Bid Rate Quote Request; provided that if granted each separate Interest Period shall be deemed to be a separate borrowing (a “Bid Rate Borrowing”).  Each Bid Rate Quote Request shall be substantially in the form of Exhibit M and shall specify as to each Bid Rate Borrowing all of the following:

(i)the proposed date of such Bid Rate Borrowing, which shall be a Business Day;

(ii)the aggregate amount of such Bid Rate Borrowing which shall be in a minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof which shall not cause any of the limits specified in Section 2.18. to be violated;

(iii)whether the Bid Rate Quote Request is for LIBOR Margin Loans or Absolute Rate Loans; and

(iv)the duration of the Interest Period applicable thereto, which shall not extend beyond the Revolving Termination Date.

The Borrower shall not deliver any Bid Rate Quote Request within five Business Days of the giving of any other Bid Rate Quote Request and the Borrower shall not deliver more than one Bid Rate Quote Request in any calendar month.

(c)Bid Rate Quotes.

(i)Each Lender may submit one or more Bid Rate Quotes, each containing an offer to make a Bid Rate Loan in response to any Bid Rate Quote Request; provided that, if the Borrower’s request under Section 2.2.(b) specified more than one Interest Period, such Lender may make a single submission containing only one Bid Rate Quote for each such Interest Period.  Each Bid Rate Quote must be submitted to the Agent not later than 8:30 a.m. Pacific time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction, and in either case the Agent shall disregard any Bid Rate Quote received after such time; provided that the Lender then acting as the Agent may submit a Bid Rate Quote only if it notifies the Borrower of the terms of the offer contained therein not later than 30 minutes prior to the latest time by which the Lenders must submit applicable Bid Rate Quotes.  Any Bid Rate Quote so made shall be irrevocable except with the consent of the Agent given at the request of the Borrower.  Such Bid Rate Loans may be funded by a Lender’s SPC (if any) as provided in

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Section 13.5.(k); however, such Lender shall not be required to specify in its Bid Rate Quote whether such Bid Rate Loan will be funded by such SPC.

(ii)Each Bid Rate Quote shall be substantially in the form of Exhibit M and shall specify:

(A)the proposed date of borrowing and the Interest Period therefor;

(B)the principal amount of the Bid Rate Loan for which each such offer is being made; provided that the aggregate principal amount of all Bid Rate Loans for which a Lender submits Bid Rate Quotes (x) may be greater or less than the Commitment of such Lender but (y) shall not exceed the principal amount of the Bid Rate Borrowing for a particular Interest Period for which offers were requested; provided further that any Bid Rate Quote shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof;

(C)in the case of an Absolute Rate Auction, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/1,000th of 1%) offered for each such Absolute Rate Loan (the “Absolute Rate”);

(D)in the case of a LIBOR Auction, the margin above or below applicable LIBOR (the “LIBOR Margin”) offered for each such LIBOR Margin Loan, expressed as a percentage (rounded upwards, if necessary, to the nearest 1/1,000th of 1%) to be added to (or subtracted from) the applicable LIBOR; and

(E)the identity of the quoting Lender.

Unless otherwise agreed by the Agent and the Borrower, no Bid Rate Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Rate Quote Request and, in particular, no Bid Rate Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Bid Rate Loan for which such Bid Rate Quote is being made.

(d)Notification by Agent.  The Agent shall, as promptly as practicable after the Bid Rate Quotes are submitted (but in any event not later than 9:30 a.m. Pacific time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction or (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction), notify the Borrower of the terms (i) of any Bid Rate Quote submitted by a Lender that is in accordance with Section 2.2.(c) and (ii) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Lender with respect to the same Bid Rate Quote Request.  Any such subsequent Bid Rate Quote shall be disregarded by the Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote.  The Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of the Bid Rate Borrowing for which offers have been received and (B) the

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principal amounts and Absolute Rates or LIBOR Margins, as applicable, so offered by each Lender (identifying the Lender that made such Bid Rate Quote).

(e)Acceptance by Borrower.

(i)Not later than 10:30 a.m. Pacific time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction, the Borrower shall notify the Agent of its acceptance or nonacceptance of the Bid Rate Quotes so notified to it pursuant to Section 2.2.(d). which notice shall be in the form of Exhibit N.  In the case of acceptance, such notice shall specify the aggregate principal amount of Bid Rate Quotes for each Interest Period that are accepted.  The failure of the Borrower to give such notice by such time shall constitute nonacceptance.  The Borrower may accept any Bid Rate Quote in whole or in part; provided that:

(A)the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request;

(B)the aggregate principal amount of each Bid Rate Borrowing shall comply with the provisions of Section 2.2.(b)(ii) and together with all other Bid Rate Loans then outstanding shall not cause the limits specified in Section 2.18. to be violated;

(C)acceptance of Bid Rate Quotes may be made only in ascending order of Absolute Rates or LIBOR Margins, as applicable, in each case beginning with the lowest rate so offered;

(D)any acceptance in part by the Borrower shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; and

(E)the Borrower may not accept any Bid Rate Quote that fails to comply with Section 2.2.(c) or otherwise fails to comply with the requirements of this Agreement.

(ii)If Bid Rate Quotes are made by two or more Lenders with the same Absolute Rates or LIBOR Margins, as applicable, for a greater aggregate principal amount than the amount in respect of which Bid Rate Quotes are permitted to be accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such Bid Rate Quotes  are accepted shall be allocated by the Agent among such Lenders in proportion to the aggregate principal amount of such Bid Rate Quotes.  Determinations by the Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.

(f)Obligation to Make Bid Rate Loans.  The Agent shall promptly (and in any event not later than (x) 11:30 a.m. Pacific time on the proposed date of borrowing of Absolute Rate Loans and (y) on the date three (3) Business Days prior to the proposed date of borrowing of

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LIBOR Margin Loans) notify each Lender as to whose Bid Rate Quote has been accepted and the amount and rate thereof.  A Lender who is notified that it has been selected to make a Bid Rate Loan may designate its SPC (if any) to fund such Bid Rate Loan on its behalf, as described in Section 13.5.(k).  Any SPC which funds a Bid Rate Loan shall on and after the time of such funding become the obligee in respect of such Bid Rate Loan and be entitled to receive payment thereof when due.  No Lender shall be relieved of its obligation to fund a Bid Rate Loan, and no SPC shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded.  Any Lender whose offer to make any Bid Rate Loan has been accepted shall, not later than 12:30 p.m. Pacific time on the date specified for the making of such Loan, make the amount of such Loan available to the Agent at its Principal Office in immediately available funds, for the account of the Borrower.  The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower not later than 1:30 p.m. Pacific time on such date by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower.

(g)No Effect on Commitment.  Except for the purpose and to the extent expressly stated in Section 2.13. and 2.18., the amount of any Bid Rate Loan made by any Lender shall not constitute a utilization of such Lender’s Commitment.

Section 2.3.  Letters of Credit.

(a)Letters of Credit.  Subject to the terms and conditions of this Agreement, including without limitation, Section 2.18., the ~~Agent~~Issuing Banks, on behalf of the Lenders, ~~agrees~~agree to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Termination Date, one or more letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $50,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”); provided, that an Issuing Bank shall not be obligated to issue any Letter of Credit if, after giving effect to such issuance, the aggregate Stated Amount of outstanding Letters of Credit issued by such Issuing Bank would exceed the lesser of (i) one-half of the L/C Commitment Amount and (ii) the Commitment of such Issuing Bank in its capacity as a Lender hereunder.

(b)Terms of Letters of Credit.  At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the ~~Agent~~applicable Issuing Bank and the Borrower.  Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the Termination Date, (ii) any Letter of Credit have an initial duration in excess of one year, or (iii) any Letter of Credit contain an automatic renewal provision (other than renewal provisions which are automatic in the absence of a notice of ~~non-renewal~~non-renewal from the ~~Agent~~applicable Issuing Bank so long as any such renewal provision does not provide for a renewal period that extends beyond the Termination Date).

(c)Requests for Issuance of Letters of Credit.  The Borrower shall give the applicable Issuing Bank and the Agent written notice at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported

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by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit (i) the requested initial Stated Amount, (ii) the proposed beneficiary, (iii) whether such Letter of Credit is to be a standby or commercial letter of credit, and (iv) the requested expiration date.  The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the ~~Agent~~applicable Issuing Bank.  Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such application and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article VI., the ~~Agent~~applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date 5 Business Days following the date after which the ~~Agent~~applicable Issuing Bank has received all of the items required to be delivered to it under this subsection.  No Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank or any Lender to, exceed any limits imposed by any Applicable Law.  References to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.  Upon the written request of the Borrower, the ~~Agent~~applicable Issuing Bank shall deliver to the Borrower a copy of (i) any Letter of Credit proposed to be issued by such Issuing Bank hereunder prior to the issuance thereof and (ii) each issued Letter of Credit by such Issuing Bank within a reasonable time after the date of issuance thereof.  To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)Reimbursement Obligations.  Upon receipt by ~~the Agent~~an Issuing Bank from the beneficiary of a Letter of Credit issued by such Issuing Bank of any demand for payment under such Letter of Credit~~, the Agent~~ and such Issuing Bank’s determination that such demand for payment complies with the requirements of such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Agent of the amount to be paid by ~~the Agent~~such Issuing Bank as a result of such demand and the date on which payment is to be made by ~~the Agent~~such Issuing Bank to such beneficiary in respect of such demand.  The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse ~~the Agent~~each applicable Issuing Bank for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by ~~the Agent~~such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind.  Upon receipt by ~~the Agent~~an Issuing Bank of any payment in respect of any Reimbursement Obligation~~, the Agent~~ in respect of a Letter of Credit issued by such Issuing bank, such Issuing Bank shall promptly pay to each Lender that has acquired a participation therein under the second sentence of Section 2.3.(i) such Lender’s Commitment Percentage of such payment.

(e)Manner of Reimbursement.  Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Agent and the applicable Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the ~~Agent~~applicable Issuing Bank  for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement.  If the Borrower fails to so advise the Agent and such Issuing Bank, or if the Borrower fails to reimburse the ~~Agent~~applicable Issuing

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Bank for a demand for payment under a Letter of Credit issued by such Issuing Bank by the date of such payment (the failure of which the applicable Issuing Bank shall promptly notify the Administrative Agent), then (i) if the applicable conditions contained in Article VI. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Agent not later than 11:00 a.m. and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The amount limitations set forth in the second sentence of Section 3.5.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f)Effect of Letters of Credit on Commitments.  Upon the issuance by ~~the Agent~~an Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)~~Agent’s~~Issuing Banks’ Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations.  In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, ~~the Agent~~each Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit.  The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, ~~neither~~none of the Issuing Banks, the Agent ~~nor~~or any of the Lenders shall be responsible for, and Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if ~~it~~such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy, electronic mail or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any ~~such~~ Letter of Credit, or of the proceeds of any drawing under ~~such~~any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Agent or the Lenders.  None of the above shall affect, impair or prevent the vesting of any of the Issuing Banks’ or the Agent’s rights or powers hereunder.  Any action taken or omitted to be taken by ~~the Agent~~an Issuing Bank under or in connection with any Letter of Credit issued by

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such Issuing Bank, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against ~~the Agent~~such Issuing Bank any liability to the Borrower, the Agent, any other Issuing Bank or any Lender.  In this connection, the obligation of the Borrower to reimburse the ~~Agent~~applicable Issuing Bank for any drawing made under any Letter of Credit issued by such Issuing Bank, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement ~~or~~and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against any Issuing Bank, the Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, any Issuing Bank the Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non‑application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by ~~the Agent~~an Issuing Bank under ~~the~~any Letter of Credit issued by it against presentation of a draft or certificate which does not strictly comply with the terms of ~~the~~such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations.

(h)Amendments, Etc.  The issuance by ~~the Agent~~an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit issued by it shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the applicable Issuing Bank and the Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Requisite Lenders shall have consented thereto.  In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.6.(b).

(i)Lenders’ Participation in Letters of Credit.  Immediately upon the issuance by the ~~Agent~~applicable Issuing Bank of any Letter of Credit (or in the case of Existing Letters of Credit, upon the Agreement Date) each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from ~~the Agent~~such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of ~~the Agent~~such Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to ~~the Agent~~such Issuing Bank to pay and discharge when due, such Lender’s Commitment Percentage of ~~the Agent’s~~such

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Issuing Bank’s liability under such Letter of Credit.  In addition, upon the making of each payment by a Lender to the Agent in respect of any Letter of Credit for the account of an Issuing Bank pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of any Issuing Bank, the Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to ~~the Agent~~such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to ~~the Agent~~such Issuing Bank pursuant to the second and last sentences of Section 3.6.(b)).

(j)Payment Obligation of Lenders.  Each Lender severally agrees to pay to the Agent, for the account of the applicable Issuing Bank, on demand in immediately available funds the amount of such Lender’s Commitment Percentage of each drawing paid by ~~the Agent~~such Issuing Bank under each Letter of Credit issued by such Issuing Bank to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.3.(d).  Each ~~such~~ Lender’s obligation to make such payments to the Agent under this subsection, and the Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1.(e) or 11.1.(f) or (iv) the termination of the Commitments.  Each such payment to the Agent for the account of any Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)Information to Lenders.  Promptly following any change in ~~Letters~~any Letter of Credit outstanding, the ~~Agent~~applicable Issuing Bank shall deliver to the Agent, who shall promptly deliver the same to each Lender and the Borrower a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank and outstanding at such time.  Upon the request of any Lender from time to time, ~~the Agent~~each Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit issued by such Issuing Bank and then outstanding.  Other than as set forth in this subsection, the ~~Agent~~Issuing Banks shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder.  The failure of ~~the Agent~~any Issuing Bank to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.3.(j).

(l)Existing Letters of Credit.  The Borrower, the Issuing Banks, the Agent and the Lenders agree that each of the letters of credit described on Schedule 2.3.(l) (the “Existing Letters of Credit”) shall, from and after the Effective Date, be deemed to be a Letter of Credit issued under this Agreement and shall be subject to and governed by the terms and conditions of this Agreement and the other Loan Documents.

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Section 2.4.  Swingline Loans.

(a)Swingline Loans.  Subject to the terms and conditions hereof, including without limitation, Section 2.18., if necessary to meet the various funding deadlines of the Borrower, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower, during the period from the Effective Date to but excluding the Swingline Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of the Swingline Commitment.  If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Agent for the account of the Swingline Lender the amount of such excess.  Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

(b)Procedure for Borrowing Swingline Loans.  The Borrower shall give the Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing delivered to the Swingline Lender no later than 1:00 p.m. on the proposed date of such borrowing.  Any such telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing.  Not later than 3:00 p.m. on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article VI. for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, by depositing them in the applicable Designated Account.

(c)Interest.  Swingline Loans shall bear interest at the Base Rate or such other rates as the Borrower and the Swingline Lender may agree from time to time in writing.  Interest payable on Swingline Loans is solely for the account of the Swingline Lender.  All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.5. with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d)Swingline Loan Amounts, Etc.  Each Swingline Loan shall be in the minimum amount of $500,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower.  Any voluntary prepayment of a Swingline Loan must be in the minimum amount of $100,000 or, if less, the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender prior written notice thereof no later than 10:00 a.m. on the day prior to the date of such prepayment.  The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Notes.

(e)Repayment and Participations of Swingline Loans.  The Borrower agrees to repay each Swingline Loan borrowed by it within one Business Day of demand therefor by the Swingline Lender and in any event, within 5 Business Days after the date such Swingline Loan was made.  Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans borrowed by it on the Swingline Termination Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing).  In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing of Revolving

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Loans (which shall be Base Rate Loans) from the Lenders in an amount equal to the principal balance of such Swingline Loan.  The amount limitations contained in Section 3.5.(a) shall not apply to any borrowing of Base Rate Loans made pursuant to this subsection.  The Swingline Lender shall give notice to the Agent of any such borrowing of Base Rate Loans not later than 10:00 a.m. at least one Business Day prior to the proposed date of such borrowing.  Each Lender will make available to the Agent at the Principal Office for the account of Swingline Lender, in immediately available funds, the proceeds of the Base Rate Loan to be made by such Lender.  The Agent shall pay the proceeds of such Base Rate Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan.  If the Lenders are prohibited from making Loans required to be made under this subsection for any reason whatsoever, including without limitation, the occurrence of any of the Defaults or Events of Default described in Sections 11.1.(e) or 11.1.(f), each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Agent for the account of the Swingline Lender in Dollars and in immediately available funds.  A Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 11.1.(e) or 11.1.(f)) or the termination of the Commitments of any Lender, (iii) the existence (or alleged existence) of an event of condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Agent, any Lender, the Borrower or any other Loan Party or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate.  If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein).  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.5.  Rates and Payment of Interest on Loans.

(a)Rates.  The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

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(i)during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans;

(ii)during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans;

(iii)if such Loan is an Absolute Rate Loan, at the Absolute Rate for such Loan for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 2.2.; and

(iv)if such Loan is a LIBOR Margin Loan, at LIBOR for such Loan for the Interest Period therefor plus the LIBOR Margin quoted by the Lender making such Loan in accordance with Section 2.2.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender and each Issuing Bank interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) in the case of Base Rate Loans, monthly in arrears on the first day of each month, (ii) in the case of a LIBOR Loan or a Bid Rate Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, and (iii) for all Loans, (A) on the Termination Date and (B) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise).  Interest payable at the Post-Default Rate shall be payable from time to time on demand.  All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c)Borrower Information Used to Determine Applicable Interest Rates.  The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”).  If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information.  The Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Agent, for the account of each Lender, within 5 Business Days of receipt of such written notice.  Any recalculation of interest or fees required by this provision shall survive the termination of this

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Agreement, and this provision shall not in any way limit any of the Agent’s or any Lender’s other rights under this Agreement.

Section 2.6.  Number of Interest Periods.

There may be no more than 8 different Interest Periods with respect to LIBOR Loans outstanding at the same time and no more than 5 different Interest Periods with respect to Bid Rate Loans outstanding at the same time.

Section 2.7.  Repayment of Loans.

(a)Revolving Loans.  The Borrower shall repay the aggregate outstanding principal balance of all Revolving Loans in full on the Termination Date.

(b)Bid Rate Loans.  The Borrower shall repay the entire outstanding principal amount of, and all accrued interest on, each Bid Rate Loan on the last day of the Interest Period of such Bid Rate Loan.

Section 2.8.  Prepayments.

(a)Optional.  Subject to Section 5.4., the Borrower may prepay any Revolving Loan at any time without premium or penalty.  The Borrower shall give the Agent at least one Business Days prior written notice of the prepayment of any Revolving Loan.  A Bid Rate Loan may only be prepaid with the prior written consent of the Lender holding such Bid Rate Loan.

(b)Mandatory.

(i)Commitment Overadvance.  If at any time the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Commitments, the Borrower shall, within three calendar days after notice of the occurrence of such excess, pay to the Agent for the account of the Issuing Banks and/or the Lenders, as applicable, the amount of such excess.  All payments under this subsection (i) shall be applied to pay all amounts of excess principal outstanding on the applicable Revolving Loans and any applicable Reimbursement Obligations in accordance with Section 3.2., and the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations as and when due.

(ii)Bid Rate Facility Overadvance.  If at any time the aggregate principal amount of all outstanding Bid Rate Loans exceeds one‑half of the aggregate amount of all Commitments at such time, then the Borrower shall, within three calendar days after notice of the occurrence of such excess, pay to the Agent for the accounts of the applicable Lenders the amount of such excess.  All payments under this subsection (ii) shall be applied in accordance with Section 3.2.(f).

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Section 2.9.  ~~Late Charges~~[Intentionally Omitted].

~~If the Borrower fails to pay any interest payable under this Agreement on or prior to the expiration of 10 days after such interest first becomes due and payable, the Borrower shall pay to the Agent for the benefit of the Lenders a late charge equal to four percent (4.0%) of the amount of such unpaid interest payment. The Borrower acknowledges and agrees that an accurate determination of the Lenders’ damages as a result of the Borrower’s failure to pay interest as and when due hereunder is not reasonably practicable, and the late charge provided for herein is a reasonable estimate of the amount of additional cost and the value of the loss of use of funds that will be suffered by the Lenders if an interest payment is not paid when due.~~

Section 2.10.  Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 10:00 a.m. on the third Business Day prior to the date of any such Continuation of LIBOR Loans.  Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loan and portion thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given.  Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telecopy, electronic mail or other similar form of transmission of the proposed Continuation.  If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the failure of the Borrower to comply with Section 2.11.

Section 2.11.  Conversion.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Revolving Loan of one Type into a Revolving Loan of another Type.  Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted.  Each such Notice of Conversion shall be given not later than 10:00 a.m. (i) one Business Day prior to the date of any proposed Conversion into Base Rate Loans, and (ii) three Business Days prior to the date of any proposed Conversion into LIBOR Loans.  Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telecopy, electronic mail or other similar form of transmission of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of

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Revolving Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Revolving Loan such Loan is to be Converted into, and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan.  Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.12.  Notes.

The Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit J (each a “Revolving Note”), payable to the order of such Lender and duly completed.  The Bid Rate Loans made by a Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Bid Rate Note payable to the order of such Lender.

Section 2.13.  Voluntary Reductions of the Commitment.

The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate principal amount of all outstanding Swingline Loans and Bid Rate Loans and the aggregate amount of Letter of Credit Liabilities) at any time and from time to time without penalty or premium upon not less than 5 Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Agent; provided,  however, that if the Borrower seeks to reduce the aggregate amount of the Commitments below $75,000,000, then, unless the Agent and all Lenders have otherwise previously agreed in writing, the Commitments shall be reduced to zero and, except as otherwise provided herein, the provisions of this Agreement shall terminate.  The Agent will promptly transmit such notice to each Lender.  The Commitments, once terminated or reduced may not be increased or reinstated.  Any reduction in the aggregate amount of the Commitments shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in each of the L/C Commitment Amount and the Swingline Commitment.

Section 2.14.  [Intentionally Omitted].

Section 2.15.  [Intentionally Omitted].

Section 2.16.  Expiration or Maturity Date of Letters of Credit Past Termination of Facility.

If on the date the Commitments are terminated in full (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Agent, for the benefit of the Issuing Banks, the Agent, and the Lenders, an amount of money equal to the Stated Amount of such Letter(s) of Credit and in the applicable Designated Currencies of such Letters of Credit for deposit into the Letter of Credit Collateral Account.  If a drawing pursuant to any such Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower authorizes the Agent to use the monies deposited in the Letter of Credit Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such

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presentment.  If no drawing occurs on or prior to the expiration date of such Letter of Credit, the Agent shall pay to the Borrower (or to whomever else may be legally entitled thereto) the monies deposited in the Letter of Credit Collateral Account with respect to such outstanding Letter of Credit on or before the date 30 days after the expiration date of such Letter of Credit.

Section 2.17.  Increase in Commitments.

At any time and from time to time beginning on the Effective Date to but excluding the Termination Date, the Borrower shall have the right to request an increase in the aggregate amount of the Commitments by providing written notice to the Agent, which notice shall be irrevocable once given; provided,  however, that after giving effect to such increase the aggregate amount of the Commitments shall not exceed $~~600,000,000~~800,000,000. The Agent shall promptly notify each Lender of any such request.  No Lender shall be obligated in any way whatsoever to increase its Commitment.  If a new Lender becomes a party to this Agreement, or if any existing Lender agrees to increase its Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Commitment) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (determined with respect to the Lenders’ relative Commitments and after giving effect to the increase of Commitments) of any outstanding Revolving Loans, by making available to the Agent for the account of such other Lenders, in immediately available funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender plus (B) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Loans.  The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 5.4. as a result of the prepayment of any such Loans.  An increase of the aggregate amount of the Commitments may not be effected under this Section if either (x) a Default or Event of Default shall be in existence on the effective date of such increase or (y) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party is not (or would not be) true or correct on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder.  In connection with an increase in the aggregate amount of the Commitments pursuant to this Section (a) any Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request, and (b) the Borrower shall make appropriate arrangements so that each new Lender, and any existing Lender increasing its Commitment, receives a new or replacement Note, as appropriate, in the amount of such Lender’s Commitment at the time of the effectiveness of the increase in the aggregate amount of Commitments.

Section 2.18.  Amount Limitations.

Notwithstanding any other term of this Agreement, no Lender shall be required to make any Loan, no Lender shall make any Bid Rate Loan, and ~~the Agent~~no Issuing Bank shall ~~not~~ be required to issue any Letter of Credit if, immediately after the making of such Loan or issuance of such Letter of Credit (a) the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount

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of the Commitments, or (b) the aggregate principal amount of all outstanding Bid Rate Loans would exceed one-half of the aggregate amount of the Commitments at such time.

Article III. Payments, Fees and Other General Provisions

Section 3.1.  Payments.

All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds.  The Borrower shall make each payment of any amount due under this Agreement not later than 11:00 a.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  The Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.  Each payment received by the Agent for the account of a Lender or an Issuing Bank under this Agreement or any Note of such Lender shall be paid to such Lender or Issuing Bank, by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender or Issuing Bank to the Agent from time to time, for the account of such Lender ~~at the applicable Lending Office of such Lender~~or Issuing Bank.  If the Agent fails to pay such amount to a Lender or an Issuing Bank within one Business Day of receipt thereof by the Agent, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2.  Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1.(a) shall be made from the Lenders, each payment of the Fees under Section 3.6.(a) and the first sentence of Section 3.6.(b) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.13. or otherwise pursuant to this Agreement shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section  3.10.,if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and

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payable to the respective Lenders; (d) the making, Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 5.5.) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Revolving Loans (in the case of Conversions and Continuations of Revolving Loans) and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous; (e) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.3. and Swingline Loans under Section 2.4., shall be pro rata in accordance with their respective Commitments.  All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.4.(e)); and (f) each prepayment of principal of Bid Rate Loans by the Borrower pursuant to Section 2.8.(b)(ii) shall be made for account of the Lenders then owed Bid Rate Loans pro rata in accordance with the respective unpaid principal amounts of the Bid Rate Loans then owing to each such Lender.

Section 3.3.  Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or a Loan Party through the exercise of any right of set‑off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2. or Section 11.5., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, pay such amounts to the other Lenders and make such other adjustments from time to time as shall be equitable, so that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2. or Section 11.5.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set‑off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4.  Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

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Section 3.5.  Minimum Amounts.

(a)Borrowings.  Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $5,000,000.  Each borrowing of and Continuation of, and each Conversion of Base Rate Loans into, LIBOR Loans shall be in an aggregate minimum amount of $5,000,000.

(b)Prepayments.  Each voluntary prepayment of Revolving Loans shall be in an aggregate minimum amount of $100,000, or if less, the entire outstanding balance of Revolving Loans.

(c)Reductions of Commitments.  Each reduction of the Commitments under Section 2.13. shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $100,000 in excess thereof.

Section 3.6.  Fees.

(a)Facility Fees. During the period from the Effective Date to but excluding the Termination Date, the Borrower agrees to pay to the Agent for the account of the Lenders a facility fee equal to the daily aggregate amount of the Commitments (whether or not utilized) times a rate per annum equal to the Applicable Facility Fee. Such fee shall be payable quarterly in arrears on the last day of each March, June, September and December during the term of this Agreement and on the Termination Date.

(b)Letter of Credit Fees.  The Borrower agrees to pay to the Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is terminated or (y) to but excluding the date such Letter of Credit is drawn in full; provided,  however, in no event shall the aggregate amount of such fee be less than $500.  ~~The Agent shall be entitled to deduct from such Letter of Credit fees, and retain~~ In addition, the Borrower shall pay to each Issuing Bank, for its own account and not for the account of any Lender, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank at the rate equal to one‑eighth of one percent (0.125%) per annum on the daily average Stated Amount of such Letter of Credit.  The fees provided for in ~~the immediately preceding two sentences~~this subsection shall be nonrefundable and payable in the case of the fee provided for in the first sentence  in arrears (i) quarterly on the last day of March, June, September and December, (ii) on the Termination Date, (iii) on the date the Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Agent, and in the case of the fee provided for in the second sentence, at the time of issuance of such Letter of Credit.  The Borrower shall pay directly to ~~the Agent~~each Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by ~~the Agent~~such Issuing Bank from time to time in like circumstances with respect to the issuance by such Issuing Bank of each Letter of Credit, drawings, amendments and other transactions relating thereto.

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(c)Other Fees.  The Borrower agrees to pay such other fees of the Agent, the Issuing Banks and the Lenders as may be agreed to in writing from time to time between the Borrower and the Agent, any Issuing Bank or any Lenders, as the case may be.

Section 3.7.  Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.8.  Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.  The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in subsections (i) through (iv) of Section 2.5.(a) and in Section 2.4.(c).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.9.  Statements of Account.

The Agent will account to the Borrower monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon the Borrower absent manifest error.  The Agent will account to the Borrower on changes in Letters of Credit in accordance with Section 2.3.(k).  The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

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Section 3.10.  Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.

(b)Defaulting Lender Waterfall.  Any payment of principal, interest, Fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI. or otherwise) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than in respect of Letters of Credit) hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to ~~the Agent~~each Issuing Bank (in respect of Letters of Credit) or the Swingline Lender hereunder; third, to Cash Collateralize the ~~Agent’s~~Issuing Banks’ Fronting ~~Exposure~~Exposures with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the ~~Agent’s~~Issuing Banks’ future Fronting ~~Exposure~~Exposures with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks, the Agent or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank, the Agent or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.3.(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article VI. were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Lenders pro rata in accordance with their respective Commitment Percentages (determined without giving effect to the immediately following subsection (d)).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay

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amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)Certain Fees.

(i)No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.6.(a) for any period during which that Lender is a Defaulting Lender, and the Borrower shall not be required to pay any such fee to a Defaulting Lender that otherwise would have been required to have been paid to that Defaulting Lender.

(ii)Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.6.(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii)With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each non‑Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such non‑Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to ~~the Agent~~each Issuing Bank and the Swingline Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to ~~the Agent’s~~such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d)Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Percentages (determined without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Article VI. are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(e)Cash Collateral, Repayment of Swingline Loans.

(i)If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to

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any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the ~~Agent’s~~Issuing Banks’ Fronting ~~Exposure~~Exposures in accordance with the procedures set forth in this subsection.

(ii)At any time that there shall exist a Defaulting Lender, within 1 Business Day following the written request of the Agent or any Issuing Bank, the Borrower shall Cash Collateralize ~~the Agent’s~~such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of ~~the Agent~~such Issuing Bank with respect to Letters of Credit issued by such Issuing Bank and outstanding at such time.

(iii)The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Agent, for ~~its~~the benefit of the Issuing Banks, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv).  If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the ~~Agent~~Issuing Banks with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent, for the account of the Issuing Banks, additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv)Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)Cash Collateral (or the appropriate portion thereof) provided to reduce the ~~Agent’s~~Issuing Banks’ Fronting ~~Exposure~~Exposures shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Agent and the Issuing Banks that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and ~~the Agent~~Issuing Banks may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash

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Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f)Defaulting Lender Cure.  If the Borrower, the Agent, the Issuing Banks and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided,  further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) ~~the Agent~~no Issuing Bank shall ~~not~~ be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h)Purchase of Defaulting Lender’s Commitment.  During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5.(b).  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 13.5.(d).  In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 13.5.(b), shall pay to the Agent an assignment fee in the amount of $7,500.  The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent or any of the Lenders.

Section 3.11.  Taxes.

(a)Taxes Generally.  All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but

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excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii)  any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto and (v) any taxes imposed by Sections 1471 through 1474 of the Internal Revenue Code (including any official interpretations thereof, collectively “FATCA”) on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012 (such non‑excluded items being collectively called “Taxes”).  If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i)pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

(iii)pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

A Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.   If reasonably requested by the Borrower or the Agent, a Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(b)Tax Indemnification.  If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.  For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

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(c)Tax Forms.  Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code.  Each Lender shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof as may be reasonably requested by the Borrower or the Agent.  The Borrower shall not be required to pay any amount pursuant to the second sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender, Participant or the Agent, as applicable, fails to comply with the requirements of this subsection.

Article IV.  [Intentionally omitted].

Article V. Yield Protection, Etc.

Section 5.1.  Additional Costs; Capital Adequacy.

(a)Additional Costs.  The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or LIBOR Margin Loans or its obligation to make any LIBOR Loans or LIBOR Margin Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:  (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitments (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such Loans by the jurisdiction in which such Lender has its principal office or such Lending Office); or (ii) imposes or modifies any reserve, special deposit or similar requirements (excluding Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans or LIBOR Margin Loans is determined to the extent utilized when determining LIBOR for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have

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achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(b)Lender’s Suspension of LIBOR Loans and LIBOR Margin Loans.  Without limiting the effect of the provisions of the immediately preceding subsection (a), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans or LIBOR Margin Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or LIBOR Margin Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans and/or the obligation of a Lender that has outstanding a Bid Rate Quote hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5. shall apply).

(c)Additional Costs in Respect of Letters of Credit.  Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to ~~the Agent~~an Issuing Bank of issuing (or any Lender purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by ~~the Agent~~an Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then, upon demand by ~~the Agent~~such Issuing Bank or such Lender, the Borrower shall pay promptly, and in any event within three Business Days of demand, to such Issuing Bank, or in the case of a Lender, to the Agent for ~~its account or~~ the account of such Lender, as applicable, from time to time as specified by ~~the Agent~~such Issuing Bank or a Lender, such additional amounts as shall be sufficient to compensate ~~the Agent~~such Issuing Bank or such Lender for such increased costs or reductions in amount.

(d)Notification and Determination of Additional Costs.  Each of the Agent, each Issuing Bank and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent, such Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent, any Issuing Bank or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, further, that the Borrower shall not be required to compensate a Lender or the Agent pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or Agent, as the case may be, notifies the Borrower of the event entitling the Agent or Lender to compensation giving rise to such increased costs or reductions, and of such Lender’s or Agent’s intention to claim compensation thereof (except that, if such event giving rise to such increased cots or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof). The Agent, such Issuing Bank or such Lender

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agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request by ~~the Agent~~such Issuing Bank or such Lender for compensation under this Section.  Absent manifest error, determinations by the Agent, any Issuing Bank or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 5.2.  Suspension of LIBOR Loans and LIBOR Margin Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a)the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period; or

(b)the Agent reasonably determines (which determination shall be conclusive) that LIBOR will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period; or

(c)the Agent reasonably determines (which determination shall be conclusive) that deposits are not being offered to banks in the applicable offshore interbank market for such currency of the applicable amount and the Interest Period of such LIBOR Loan; or

(d)any Lender that has outstanding a Bid Rate Quote with respect to a LIBOR Margin Loan reasonably determines (which determination shall be conclusive) that LIBOR will not adequately and fairly reflect the cost to such Lender of making or maintaining such LIBOR Margin Loan;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, (x) in the case of clauses (a) and (b), the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan, and (y) in the case of clause (c) above, no Lender that has outstanding a Bid Rate Quote with respect to a LIBOR Margin Loan shall be under any obligation to make such Loan.

Section 5.3.  Illegality.

Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Loans hereunder and/or if any Lender that has an outstanding Bid Rate Quote shall determine that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Margin Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended and/or such Lender’s obligation to make LIBOR Margin Loans shall be suspended,

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as applicable, until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5. shall be applicable).

Section 5.4.  Compensation.

The Borrower shall pay to the Agent for the account of a Lender, upon the request of such Lender through the Agent, such amount or amounts as Agent shall reasonably determine in its sole discretion to be sufficient to compensate such Lender for any yield‑maintenance loss, cost or expense that the Agent determines is attributable to:  (a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or a Bid Rate Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article VI. to be satisfied) to borrow a LIBOR Loan or a Bid Rate Loan from such Lender on the date for such borrowing, or to Convert a Revolving Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.  Upon the Borrower’s request, the Agent shall provide the Borrower with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof.  Any such statement shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis and in good faith.

Section 5.5.  Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(b), 5.2. or 5.3., then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1.(b) or 5.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.1., 5.2. or 5.3. that gave rise to such Conversion no longer exist:

(i)to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii)all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 5.1. or 5.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first

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day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 5.6.  Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.11. or 5.1., and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(b) or 5.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections or (c) a Lender does not vote in favor of any amendment, modification or waiver to this Agreement which, pursuant to Section ~~12.10~~13.6. requires the vote of all of the Lenders, and the Requisite Lenders shall have voted in favor of such amendment, modification or waiver, then, so long as there does not then exist any Default or Event of Default, the Borrower may either (i) demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5.(d) for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or (ii) pay to the Affected Lender the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee, whereupon the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents.  Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expenses and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders; provided, however, the Borrower shall not be obligated to reimburse or otherwise pay an Affected Lender’s administrative or legal costs incurred as a result of the Borrower’s exercise of its rights under this Section.  The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.11. or 5.1.

Section 5.7.  Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.11., 5.1. or 5.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

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Section 5.8.  Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article V. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article V.

Article VI. Conditions Precedent

Section 6.1.  Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the following conditions precedent:

(a)The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

(i)counterparts of this Agreement executed by each of the parties hereto;

(ii)Revolving Notes payable to each Lender that was not a party to the Existing Credit Agreement and to each Lender that was party to the Existing Credit Agreement that is changing the amount of its Commitment, Bid Rate Notes executed by the Borrower payable to each Lender, and the Swingline Note executed by the Borrower;

(iii)a Guaranty executed by each of the Borrower’s Subsidiaries and Unconsolidated Affiliates initially required to be a party thereto pursuant to Section 8.14.;

(iv)an opinion of Stephanie G. Heim, Vice President, Corporate Counsel and Secretary of the Borrower and the other Loan Parties regarding those matters covered in the opinion delivered in connection with the Existing Credit Agreement, and addressed to the Agent and the Lenders, and an opinion of an outside law firm that is counsel to the Borrower and the other Loan Parties, regarding those matters covered in the opinion delivered in connection with the Existing Credit Agreement but not including any opinion with respect to usury laws, and addressed to the Agent and the Lenders;

(v)the articles of incorporation of the Borrower certified as of a recent date by the Secretary of State of the State of formation of such Person;

(vi)a certificate of good standing (or certificate of similar meaning) with respect to the Borrower issued as of a recent date by the Secretary of State of the State of formation of the Borrower and of each state in which the Borrower owns Properties and is required to be qualified to transact business and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

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(vii)a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion, Notices of Continuation, Bid Rate Quote Requests and notices of acceptance of Bid Rate Quotes;

(viii)copies certified by the Secretary or Assistant Secretary of the Borrower (or other individual performing similar functions) of (i) the by-laws of such Person and (ii) all corporate action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix)a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal year ended December 31, 2011;

(x)all tax forms and other documents required to be provided by a Lender under Section 3.11.; and

(xi)such other documents and instruments as the Agent, or any Lender through the Agent, may reasonably request; and

(b)In the good faith judgment of the Agent:

(i)There shall not have occurred or become known to the Agent or the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii)The Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (1) have a

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Material Adverse Effect, or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iv)There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 6.2.  Conditions Precedent to All Loans and Letters of Credit.

The obligation of the Lenders to make any Loans and of the ~~Agent~~Issuing Banks to issue Letters of Credit is subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and none of the conditions described in Section 2.18. would exist after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (c) except as otherwise provided herein, in the case of the borrowing of Loans (other than Bid Rate Loans), the Borrower shall have delivered a timely Notice of Borrowing or Notice of Swingline Borrowing, as the case may be.  Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).  In addition, the Borrower shall be deemed to have represented to the Agent, the Issuing Banks and the ~~Lender~~Lenders at the time such Loan is made or such Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in Article VI. have been satisfied.

Section 6.3. [Intentionally Omitted].

Section 6.4.  Conditions as Covenants.

If the Lenders effect or permit the occurrence of the first Credit Event hereunder, whether the making of a Loan or the issuance of a Letter of Credit, prior to the satisfaction of all conditions precedent set forth in Sections 6.1. and 6.2., the Borrower shall nevertheless cause such condition or conditions to be satisfied within 5 Business Days after the date of the making of such Loans or the issuance of such Letter of Credit.  Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a confirmation by such Lender to the Agent, the Issuing Banks and the other Lenders that insofar as such Lender is concerned the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 6.1. and 6.2.

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Article VII. Representations and Warranties

Section 7.1.  Representations and Warranties.

In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the ~~Agent~~Issuing Banks, to issue Letters of Credit, and, in the case of the Lenders, to acquire participations in Letters of Credit, the Borrower represents and warrants to the Agent, the Issuing Banks and each Lender as follows:

(a)Organization; Power; Qualification.  Each of the Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)Ownership Structure.  Part I of Schedule 7.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Borrower, setting forth for each such Subsidiary, (i) the type of legal entity which such Subsidiary is and (ii) the jurisdiction of organization of such Subsidiary.  Part II of Schedule 7.1.(b) correctly sets forth, as of the Agreement Date, all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and the jurisdiction of organization of such Person.

(c)Authorization of Agreement, Notes, Loan Documents and Borrowings.  The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow hereunder.  The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein may be limited by equitable principles generally.

(d)Compliance of Agreement, Etc. with Laws.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings hereunder do not and will not, by the passage of time, the giving of notice, or both:  (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or

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constitute a default under the Borrower’s articles of incorporation or bylaws (including without limitation, Section 2 of Article IV and Section 2(a) of Article VIII of the Borrower’s bylaws), or any resolution adopted by the Borrower’s Board of ~~Directors~~Trustees in connection with the designation of any series of Preferred Stock of the Borrower, or the organizational documents of any other Loan Party, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party other than in favor of the Agent for the benefit of the Lenders.

(e)Compliance with Law; Governmental Approvals.  The Borrower, each other Loan Party and each other Subsidiary is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)Title to Properties.  Each of the Borrower and the other Loan Parties and all other Subsidiaries has good, marketable and legal title to, or a valid leasehold interest in, its respective material assets.

(g)Existing Indebtedness.  Schedule 7.1.(g) is, as of December 31, 2011, a complete and correct listing of any Indebtedness of the Borrower, its Subsidiaries and all of its Unconsolidated Affiliates having an outstanding principal balance of $5,000,000 or more.

(h)[Intentionally Omitted].

(i)Litigation.  Except as disclosed in writing to the Agent and the Lenders or as disclosed in the ~~borrower’s~~Borrower’s periodic filings with the SEC, there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.  There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower, any other Loan Party or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(j)Taxes.  All federal, material state and other material tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other material taxes, assessments and other governmental charges or levies upon the Borrower, each other Loan Party and each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 8.6.  As of the Agreement Date, none of the United States income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under audit.  All charges, accruals and reserves on

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the books of the Borrower and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP in all material respects.

(k)Financial Statements.  The Borrower has furnished to each Lender copies of the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2010 and December 31, 2011 and the related consolidated statements of operations, stockholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Ernst & Young LLP.  Such balance sheets and statements (including in each case related schedules and notes) present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year‑end audit adjustments) in conformity with GAAP.  Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements.

(l)No Material Adverse Change.  Since December 31, 2010, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Borrower and its Subsidiaries taken as a whole.  Each of the Borrower and the other Loan Parties is Solvent.

(m)ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(n)Absence of Defaults.  None of the Borrower, the other Loan Parties or the other Subsidiaries is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived:  (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by the Borrower, any other Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, have a Material Adverse Effect.

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(o)Environmental Laws.  In the ordinary course of business and from time to time each of the Loan Parties and the other Subsidiaries conducts reviews of the effect of Environmental Laws on its respective business, operations and properties, including without limitation, its respective Properties, in the course of which such Loan Party or such Subsidiary identifies and evaluates associated liabilities and costs (including, without limitation, determining whether any capital or operating expenditures are required for clean-up or closure of properties presently or previously owned, determining whether any capital or operating expenditures are required to achieve or maintain compliance in all material respects with Environmental Laws or required as a condition of any Governmental Approval, any contract, or any related constraints on operating activities, determining whether any costs or liabilities exist in connection with off-site disposal of wastes or Hazardous Materials, and determining whether any actual or potential liabilities to third parties, including employees, and any related costs and expenses exist).  Each of the Loan Parties and the other Subsidiaries is in compliance with all applicable Environmental Laws and has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the foregoing the failure to obtain or to comply with could be reasonably expected to have a Material Adverse Effect.  Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, the Borrower is not aware of, nor has either received notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to any Loan Party or any other Subsidiary, may unreasonably interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common‑law or legal liability, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material.  There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against any Loan Party or any other Subsidiary relating in any way to Environmental Laws which, if determined adversely to such Loan Party or Subsidiary, could be reasonably expected to have a Material Adverse Effect.

(p)Investment Company; Etc.  Neither the Borrower, any other Loan Party, nor any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q)Margin Stock.  None of the Borrower, any other Loan Party nor any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

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(r)Affiliate Transactions.  Except as permitted by Section 10.9., none of the Borrower, any other Loan Party nor any other Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate.

(s)Intellectual Property.  The Borrower and each Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) material to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person.  All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances.  No material claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property.

(t)Business.  As of the Agreement Date, the principal business activities of the Borrower and its Subsidiaries are the acquisition, development, ownership and operation of storage facilities which offer storage spaces, usually on a month-to-month basis, for personal and business use and related activities.

(u)Broker’s Fees.  Except for the various fees payable to the Agent and the Lenders in connection with the Loan Documents, no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.  No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower or any of its Subsidiaries ancillary to the transactions contemplated hereby.

(v)Not Plan Assets; No Prohibited Transactions.  None of the assets of any Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder, of any ERISA Plan.  The execution, delivery and performance of the Loan Documents by the Loan Parties, and the borrowing and repayment of amounts thereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(w)[Intentionally Omitted].

(x)Accuracy and Completeness of Information.  All written information, reports and other papers and data (excluding financial projections) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary were, at the time the same were so furnished, complete and correct in all material respects or, in the case of financial statements, present fairly, in all material respects, the financial position of the Borrower and its consolidated subsidiaries as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year‑end audit adjustments) in conformity with GAAP.  No fact is known to the Borrower which has had, as of the Effective Date, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements

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referred to in Section 7.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders (excluding financial projections or as otherwise agreed) prior to the Effective Date.  All financial projections have been prepared in good faith based on reasonable assumptions (it being understood that assumptions as to future results are inherently subject to uncertainty and contingencies, many of which are beyond the control of the Borrower, any other Loan Party or any other Subsidiary and that no assurance can be given that any particular projections will be realized).  No document furnished or written statement made to the Agent or any Lender in connection with the negotiation, preparation or execution of this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower, any other Loan Party or any other Subsidiary or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made.

(y)OFAC.  None of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from the Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

(z)REIT Status.  For the fiscal year ended December 31, 2014, the Borrower qualified as a REIT and intends to continue to qualify as a REIT.

Section 7.2.  Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower, any other Loan Party or any other Subsidiary to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Agreement Date and delivered to the Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder.  All such representations and

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warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

Article VIII. Affirmative Covenants

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.6., the Borrower shall comply with the following covenants:

Section 8.1.  Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.5., the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (i) preserve and maintain its respective existence~~,~~ in the jurisdiction of its incorporation or formation, (ii) preserve and maintain its respective rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation ~~and~~, except where the failure to preserve and maintain such rights, franchises, licenses and privileges could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization ~~and~~, except where the failure to be so authorized and qualified could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.2.  Compliance with Applicable Law.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 8.3.  Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its material properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all material tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times in all material respects.

Section 8.4.  Conduct of Business.

The Borrower shall, and shall cause the other Loan Parties and each other Subsidiary to, carry on its respective businesses as described in Section 7.1.(t) and not enter into any line of business not otherwise engaged in by any such Person as of the Agreement Date except (a) for lines of business incidental or related thereto and (b) other lines of business so long as the Investment in such lines of business is permitted under Section 10.1.(j).

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Section 8.5.  Insurance.

The Borrower shall, and shall cause each Subsidiary to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Agent upon request a detailed list, together with copies of all policies of the insurance then in effect if requested, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.6.  Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any material properties belonging to it, and (b) all lawful and material claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any material properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 8.7.  Books and Records; Inspections.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its respective business and activities.  The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the Borrower’s presence if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice and, at any time while an Event of Default exists, all at the Borrower’s sole cost and expense.

Section 8.8.  Use of Proceeds.

The Borrower shall use the proceeds of Loans only (a) for the payment of pre-development and development costs incurred in connection with Properties owned by the Borrower or any Subsidiary; (b) to finance acquisitions otherwise permitted under this Agreement; (c) to finance capital expenditures and the repayment of Indebtedness of the Borrower and its Subsidiaries; and (d) to provide for the general working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries, including redemptions or repurchases of Equity Interests of the Borrower and its

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Subsidiaries permitted under this Agreement.  The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans.  The Borrower shall not, and shall not permit any Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock if, in any such case, such use might result in any of the Loans being consider to be “purpose credit” directly or indirectly secured by margin stock within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

Section 8.9.  Environmental Matters.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  If the Borrower, any other Loan Party or any other Subsidiary shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any such Person alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters covered by such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with a copy of such notice within 10 days after the receipt thereof by the Borrower, such other Loan Party or such other Subsidiary.  The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 8.10.  Further Assurances.

At the Borrower’s cost and expense and upon request of the Agent, the Borrower shall duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11.  [Intentionally Omitted].

Section 8.12.  ~~REIT Status~~[Intentionally Omitted].

~~The Borrower shall maintain its status as a REIT.~~

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Section 8.13.  Exchange Listing.

The Borrower shall maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 8.14.  ~~Guarantors; Release of Guarantors.~~[Intentionally Omitted]

~~(a)Generally.  The Borrower shall cause any Subsidiary and any Unconsolidated Affiliate that is not already a Guarantor and to which any of the following conditions apply (each a “New Guarantor”) to execute and deliver to the Agent an Accession Agreement, together with the other items required to be delivered under the subsection (c) below:~~

~~(i)In the case of a Subsidiary, such Subsidiary is both a Material Subsidiary and a Wholly Owned Subsidiary (other than any Subsidiary not incorporated under the laws of any state of the United States or District of Columbia or any Subsidiary primarily engaged in the business of providing re-insurance in connection with persons who rent storage units from the Borrower or any of its Subsidiaries); or~~

~~(ii)In the case of any Material Subsidiary, such Person shall Guarantee, or otherwise become obligated in respect of, any Indebtedness of the Borrower, any Subsidiary or any Non‑Guarantor Entity.~~

~~Any such Accession Agreement and the other items required under subsection (c) below must be delivered to the Agent no later than the date the Borrower is required to deliver financial statements under Section 9.1. for the fiscal quarter (or Section 9.2. for the fourth fiscal quarter) during which any of the above conditions first applies to a New Guarantor.~~

~~(b)Other Guarantors.  The Borrower may, at its option, cause any other Person that is not already a Guarantor to become a Guarantor by causing such Person to execute and deliver to the Agent an Accession Agreement, together with the other items required to be delivered under the subsection (c) below.~~

~~(c)Required Deliveries.  Each Accession Agreement delivered by a New Guarantor under the immediately preceding subsections (a) or (b) shall be accompanied by each of the following in form and substance satisfactory to the Agent:~~

~~(i)a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of such New Guarantor with respect to each of the officers of such New Guarantor authorized to execute and deliver the Loan Documents to which such New Guarantor is a party;~~

~~(ii)copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) such New Guarantor of (A) the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of such New Guarantor, (B) the by-laws of such new Guarantor, if a corporation, the operating agreement, if a limited~~

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~~liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (C) all corporate, partnership, member or other necessary action taken by such New Guarantor to authorize the execution, delivery and performance of the Loan Documents to which it is a party; and~~

~~(iii)such other documents and instruments as the Agent, or any Lender through the Agent, may reasonably request.~~

~~(d)Release of Guarantor.  The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, a Guarantor from its obligations under the Guaranty if, and only if: (i) such Guarantor is not required to be a party to the Guaranty under this Section; and (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release.~~

Article IX. Information

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.6., the Borrower shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office:

Section 9.1.  Quarterly Financial Statements.

As soon as available and in any event within 50 days after the close of each of the first, second and third fiscal quarters of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or other corporate officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year‑end audit adjustments).

Section 9.2.  Year‑End Statements.

As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer or other corporate officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the financial position of the Borrower and its Subsidiaries as at the date thereof and the result of operations for such period and (b) either (i) Ernst & Young LLP or (ii) any other independent certified public accountants of recognized national standing acceptable to the Requisite Lenders, whose

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certificate shall be unqualified and in scope and substance satisfactory to the Requisite Lenders and who shall have authorized the Borrower to deliver such financial statements and certification thereof to the Agent and the Lenders pursuant to this Agreement.  ~~Such financial statements shall be accompanied by a statement of the accountants which reported on such statements indicating whether anything has come to their attention to cause them to believe that any Default or Event of Default existed on the date of such statements.~~

Section 9.3.  Compliance Certificate.

At the time the financial statements are furnished pursuant to Sections 9.1. and 9.2., a certificate substantially in the form of Exhibit K (a “Compliance Certificate”) executed on behalf of the Borrower by the chief financial officer or other corporate officer of the Borrower (a) setting forth as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 10.1.; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure.

Section 9.4.  Other Information.

(a)Credit Rating.  Prompt notice to the Agent of any change in the Borrower’s Credit Rating;

(b)Securities Filings.  Within 5 Business Days of the filing thereof, copies of all reports on Forms 10‑K, 10‑Q and 8‑K (or their equivalents) which the Borrower, any other Loan Party or any other Subsidiary shall file with the ~~Securities and Exchange Commission (or any Governmental Authority substituted therefor)~~SEC or any national securities exchange;

(c)Accountants’ Reports. Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of ~~Directors~~Trustees by its independent public accountants including, without limitation, any management report;

(d)Reports to Shareholders.  Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(e)[Intentionally omitted].

(f)~~Budgets.  No later than November 30th of each calendar year, projected balance sheets, income statements and cash flow budgets (including projected sources and uses of funds) of the Borrower and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Borrower will be in compliance with the covenants contained in Sections 10.1. at the end of each fiscal quarter of the next succeeding fiscal year;~~[Intentionally omitted].

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(g)ERISA.  If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the controller of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(h)Governmental Actions.  To the extent the Borrower or any Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Borrower or any Subsidiary or any of their respective properties, assets or businesses which, if determined or resolved adversely to such Person, could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Borrower or any of its Subsidiaries are being audited;

(i)Changes in Financial Condition, Etc.  Prompt notice of any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any Subsidiary which in either event has had or could reasonably be expected to have a Material Adverse Effect;

(j)Defaults.  Prompt notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Borrower, any other Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(k)Judgments, Etc.  Prompt notice of any order, judgment or decree in excess of $50,000,000 having been entered against the Borrower, any other Loan Party or any other Subsidiary or any of their respective properties or assets;

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(l)Ownership Share Calculation.  Promptly upon the request of the Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Agent;

(m)Other Information.  From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of its Subsidiaries as the Agent or any Lender may request and which is reasonably available to the Borrower or any such Subsidiary~~; and~~.

Article X. Negative Covenants

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.6., the Borrower shall comply with the following covenants:

Section 10.1.  Financial Covenants.

(a)Ratio of Total Indebtedness to Gross Asset Value.  The Borrower shall not permit the ratio of (i) Total Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Gross Asset Value, at the end of any fiscal quarter, to exceed ~~0.55~~0.60 to 1.00 at any time.

(b)~~[Intentionally Omitted].~~Ratio of Secured Indebtedness to Gross Asset Value.  The Borrower shall not permit the ratio of (i) Secured Indebtedness of the Borrower and its Subsidiaries on a consolidated basis to (ii) Gross Asset Value of the Borrower and its Subsidiaries to exceed 0.40 to 1:00 at any time.

(c)~~[Intentionally Omitted].~~Ratio of Unencumbered Asset Value to Unsecured Indebtedness.  The Borrower shall not permit the ratio of (i) Unencumbered Asset Value to (ii)  Unsecured Indebtedness of the Borrower and its Subsidiaries on a consolidated basis to be less than 1.50 to 1:00 at any time.

(d)Ratio of Adjusted EBITDA to Fixed Charges.  The Borrower shall not permit the ratio of (i) Adjusted EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for the four fiscal‑quarter period most recently ended to (ii) Fixed Charges of the Borrower and its Subsidiaries determined on a consolidated basis for such ~~four-quarter~~four fiscal‑quarter period, to be less than ~~1.50~~1.5 to 1.0 at the end of each fiscal quarter.

(e)~~Ratio of Unencumbered NOI to Unsecured Interest Expense.  The Borrower shall not permit the ratio of (i) Unencumbered NOI of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Interest Expense on Indebtedness (other than Secured Indebtedness) of the Borrower and its Subsidiaries determined on a consolidated basis, for any fiscal quarter to be less than 1.75 to 1.00 for such fiscal quarter.~~[Intentionally Omitted]

(f)[Intentionally Omitted].

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(g)[Intentionally Omitted].

(h)~~Distributions.  If any Event of Default specified in Section 11.1.(a) exists, the Borrower shall not, and shall not permit any Subsidiary to, declare or make any Restricted Payment other than cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Borrower to remain in compliance with Section 8.12. and to avoid payment for any federal income taxes or federal excise taxes imposed under Sections 857(b)(1), 857(b)(3), and 4981 of the Internal Revenue Code.  If an Event of Default specified in Section 11.1.(e) or Section 11.1.(f) exists, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated, the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person whatsoever other than to the Borrower or any Subsidiary.~~[Intentionally Omitted].

~~(i)Investments Generally. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:~~

(i)[Intentionally Omitted].

~~(i)Investments in cash, Cash Equivalents or institutional money market funds organized under the laws of the United States of America or any state thereof that invest solely in Cash Equivalents;~~

~~(ii)(x) trade credit extended on usual and customary terms in the ordinary course of business, and (y) advances to employees for moving, relocation and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;~~

~~(iii)Investments in Subsidiaries in existence on December 31, 2011 and disclosed on Part I of Schedule 7.1.(b), whether such Investment was made on such date or thereafter;~~

~~(iv)Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case (x) immediately prior to such Investment, and after giving effect thereto, no Default or Event of Default is or would be in existence and (y) if such Subsidiary is (or immediately after giving effect to such Investment would be) required to be a party to the Guaranty, the terms and conditions set forth in Section 8.14. are satisfied; and~~

~~(v)other Investments subject to the immediately following subsection (j).~~

(j)Limitations on Certain Investments.

(i)The Borrower shall not, and shall not permit any Subsidiary to, make an Investment in or otherwise own the following items in clauses (A) through (D) which would cause the aggregate value of such holdings of such Persons to exceed ~~the following percentages~~35.0% of Gross Asset Value at any time:

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(~~i~~A)~~unimproved real estate, such that the aggregate value of all such~~ unimproved real estate, calculated on the basis of the lower of cost or market value~~, exceeds 10.0 % of Gross Asset Value at any time~~ (a Property that is a Development Property shall not be considered to be unimproved real estate for purposes of this clause);

(~~ii~~B)(x) Equity Interests in Persons (other than Subsidiaries, Unconsolidated Affiliates and Persons that are REITs), calculated on the basis of the lower of cost or market, and (y) Indebtedness secured by Mortgages in favor of the Borrower or any Subsidiary, based on book value and determined on a consolidated basis~~, such that the aggregate value of such Equity Interests and Indebtedness exceeds 20.0% of Gross Asset Value~~;

~~(iii)Investments in Unconsolidated Affiliates, such that the aggregate value of such Investments exceeds 35.0% of Gross Asset Value, with the “value” of any such Investment in an Unconsolidated Affiliate to be determined with respect to the Borrower’s Ownership Share of such Unconsolidated Affiliate;~~

(~~iv~~C)other commercial real estate not developed for use as storage facilities~~, such that the aggregate book value of such commercial real estate exceeds 15.0% of Gross Asset Value.~~; and

(~~k~~D)~~Development Limits.  The Borrower shall not permit the aggregate amount of the~~ Total Budgeted Cost with respect to all Development Properties of the Borrower, its Subsidiaries and all of the Borrower’s Unconsolidated Affiliates ~~to exceed 15.0% of Gross Asset Value at any time~~.  For purposes of this subsection, the Total Budgeted Cost with respect to any Development Property owned by an Unconsolidated Affiliate of the Borrower shall equal the greater of (i) the product of (x) the Borrower’s Ownership Share in such Unconsolidated Affiliate and (y) the Total Budgeted Cost for such Development Property or (ii) the recourse obligations of the Borrower and its Subsidiaries relating to the Indebtedness of such Unconsolidated Affiliate.

~~(l)[Intentionally Omitted].~~

(ii)The Borrower shall not, and shall not permit any Subsidiary to, make Investments in Unconsolidated Affiliates, such that the aggregate value of such Investments exceeds 50.0% of Gross Asset Value, with the “value” of any such Investment in an Unconsolidated Affiliate to be determined in accordance with GAAP.

~~(m)Gross Assets Value of Non-Guarantors.  The Borrower shall not permit Gross Asset Value determined with respect to the Non-Guarantor Entities described in clause (a) of the definition thereof obligated in respect of any Indebtedness other than Nonrecourse Indebtedness to exceed 25.0% of the Gross Asset Value of the Borrower and its Subsidiaries.~~

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Section 10.2.  Indebtedness.

The Borrower will not, and will not permit any other Loan Party or any other Subsidiary to, incur, assume or otherwise become obligated in respect of any Indebtedness after the Agreement Date if immediately after incurring, assuming or otherwise becoming obligated in respect of such Indebtedness, a Default or Event of Default would ~~exist~~result therefrom, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1. ~~determined after giving proforma effect thereto.~~

Section 10.3.  [Intentionally Omitted].

Section 10.4.  ~~Restrictions on Intercompany Transfers~~[Intentionally Omitted].

~~Except for the encumbrances or restrictions described on Schedule 10.4., the Borrower shall not, and shall not permit any Subsidiary either (a) having assets whose book value is in excess of 5% of Gross Asset Value or (b) owning any Eligible Property, to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to:  (i) pay dividends or make any other distribution on any Equity Interests issued by such Subsidiary and owned by the Borrower or any other Subsidiary; (ii) pay any Indebtedness owed to the Borrower or any other Subsidiary; (iii) make loans or advances to the Borrower or any other Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary.~~

Section 10.5.  Merger, Consolidation, Sales of Assets, Acquisitions and Other Arrangements.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, wind‑up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person; provided, however, that:

(i) the Borrower and its Subsidiaries may lease and sublease its respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(ii)any of the actions described in the immediately preceding clauses (a) through (c) may be taken with respect to any Subsidiary or any other Loan Party (other than the Borrower) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; notwithstanding the foregoing, any such Loan Party (other than the Borrower) may enter into a transaction of merger pursuant to which such Loan Party is not the survivor of such merger only if the Borrower shall have given the Agent and

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the Lenders at least 10 Business Days’ prior written notice of such merger, such notice to include a certification to the effect that immediately after and after giving effect to such action, no Default or Event of Default is or would be in existence; and

(iii)the Borrower, any other Loan Party and any other Subsidiary may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, a Substantial Amount of assets (including capital stock or other securities of Subsidiaries) to any other Person, so long as, in each case, (1) ~~the Borrower shall have given the Agent and the Lenders at least 15 days prior written notice of such consolidation, merger, acquisition, Investment, sale, lease or other transfer; (2)~~ immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; and  (~~3~~2) in the case of a consolidation or merger involving the Borrower or a Loan Party which owns an Eligible Property, such Person shall be the survivor thereof ~~and (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, the Borrower shall have delivered to the Agent and the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Borrower with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1., after giving effect to such consolidation, merger, acquisition, Investment, sale, lease or other transfer.~~.

Section 10.6.  ~~Plans~~[Intentionally Deleted].

~~The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.~~

Section 10.7.  Fiscal Year.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.8.  Modifications of Organizational Documents~~; Material Contracts~~.

The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify its articles of incorporation, by-laws, partnership agreement or other similar organizational document if such amendment, supplement, restatement or other modification could have a Material Adverse Effect.  ~~The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into any amendment or modification to any Material Contract that could reasonably be expected to have a Material Adverse Effect or default in the performance of any obligations of such Person in any Material Contract or permit any Material Contract to be canceled or terminated prior to its stated maturity.~~

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Section 10.9.  ~~Transactions with Affiliates~~[Intentionally Omitted].

~~Except for transactions described on Schedule 10.9., the Borrower shall not, and shall not permit any Subsidiary to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower or with any director, officer or employee of any Subsidiary, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries and upon fair and reasonable terms and are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.~~

Article XI. Default

Section 11.1.  Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)Default in Payment.  The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) (i) the principal of any Loan or any Reimbursement Obligation or (ii) any interest on any of the Loans, or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party, and solely in the case of this clause (ii) such failure shall continue for a period of 5 Business Days.

(b)Default in Performance. The Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained (i) in Section 10.1. or (ii) elsewhere in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and solely in the case of this clause (ii) such failure shall continue for a period of 30 calendar days after the earlier of (x) the date upon which the Borrower obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Agent; provided, however, if such violation is capable of cure but cannot be cured within such 30-day period and such Loan Party in good faith commenced to cure such failure within such 30-day period and continues diligently to prosecute such cure, no Event of Default shall be deemed to have occurred unless such failure has not been cured within 30 calendar days after the last day of the initial 30-day period.

(c)Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, the Borrower or any other Loan Party to the Agent, any Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made.

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(d)Indebtedness Cross‑Default.

(i)The Borrower or any Subsidiary shall fail to pay when due and payable the principal of, or interest on, any Recourse Indebtedness (other than the Loans) having an aggregate outstanding principal amount of $~~50,000,000~~100,000,000 or more (“Material Indebtedness”) and such failure shall continue beyond any applicable cure periods; or

(ii)(x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii)Any other event shall have occurred and be continuing (including the expiration of any applicable cure periods) which permits any holder or holders of any Recourse Indebtedness (other than the Loans) having an aggregate outstanding principal amount of $~~50,000,000~~100,000,000 or more (“Other Material Indebtedness”), any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of Other Material Indebtedness or require any Other Material Indebtedness to be prepaid or repurchased prior to its stated maturity.

~~Notwithstanding the foregoing subsection (d), with respect to Nonrecourse  Indebtedness, this subsection (d) shall apply only to Nonrecourse Indebtedness having an outstanding aggregate principal balance of $50,000,000 or more.~~

(e)Voluntary Bankruptcy Proceeding.  The Borrower, any other Loan Party or any other Material Subsidiary shall:  (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower, any other Loan Party or any other Material Subsidiary in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization,

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winding‑up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g)Revocation of Loan Documents.  The Borrower or any other Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document.

(h)Judgment.   A judgment or order for the payment of money shall be entered against the Borrower or any Subsidiary, by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Borrower and its Subsidiaries, $100,000,000 or (B) such judgment or order could reasonably be expected to have a Material Adverse Effect.

(i)Attachment.  A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower or any Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $100,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 30 days.

(j)ERISA.  Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $2,500,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $2,500,000.

(k)Loan Documents.  An Event of Default (as defined therein) shall occur under any of the other Loan Documents;

(l)Change of Control.  A Change of Control shall occur.

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Section 11.2.  Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)Acceleration; Termination of Facilities.

(i)Automatic.  Upon the occurrence of an Event of Default specified in Sections 11.1.(e) or 11.1.(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default and (C) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders, the Issuing Banks and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and (2) the Commitments and the Swingline Commitment, the obligation of the Lenders to make Loans hereunder, and the obligation of the ~~Agent~~Issuing Banks to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii)Optional.  If any other Event of Default shall exist, the Agent may, and at the direction of the Requisite Lenders shall:  (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders, the Issuing Banks and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (2) terminate the Commitments and the obligation of the Lenders to make Loans hereunder and the obligation of the ~~Agent~~Issuing Banks to issue Letters of Credit hereunder.  If the Agent has exercised any of the rights provided under the preceding sentence, the Swingline Lender shall:  (x) declare the principal of, and accrued interest on, the Swingline Loans and the Swingline Notes at the time outstanding, and all of the other Obligations owing to the Swingline Lender, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (y) terminate the Swingline Commitment and the obligation of the Swingline Lender to make Swingline Loans.

(b)Loan Documents.  The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)Applicable Law.  The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

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(d)Appointment of Receiver.  To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the of the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 11.3.  Remedies Upon Default.

Upon the occurrence of a Default specified in Sections 11.1.(e) or 11.1.(f), the Commitments and the obligation of the Issuing Banks to issue Letters of Credit shall immediately and automatically terminate.

Section 11.4.  Marshaling; Payments Set Aside.

Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to the Agent, any Issuing Bank and/or any Lender, or the Agent, any Issuing Bank and/or any Lender enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5.  Allocation of Proceeds.

If an Event of Default exists ~~and maturity of any of the Obligations has been accelerated~~, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

~~(a)amounts due to the Agent and the Lenders in respect of Fees and expenses due under Section 13.2.;~~

(a)payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Agent in its capacity as such, each Issuing Bank in its capacity as such and the Swingline Lender in its capacity as such, ratably among the Agent, the Issuing Banks and the Swingline Lender in proportion to the respective amounts described in this clause (a) payable to them;

(b)payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders, in proportion to the respective amounts described in this clause (b) payable to them;

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(~~b~~c)~~payments of~~payment of that portion of the Obligations constituting accrued and unpaid interest on the Swingline Loans;

~~(c)payments of interest on all other Loans, to be applied for the ratable benefit of the Lenders, in such order as the Lenders may determine in their sole discretion;~~

(d)payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (d) payable to them;

(~~d~~e)payment of principal on Swingline Loans;

(~~e~~f)payments of principal of all other Loans and of all Reimbursement Obligations, ~~to be applied for the ratable benefit of~~ratably among the Lenders~~, in such order as the Lenders may determine in their sole discretion;~~

 and the Issuing Banks in proportion to the respective amounts described in this clause (f) payable to them; provided, however, to the extent that any

~~(f)~~amounts ~~to be deposited~~available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Agent for deposit into the Letter of Credit ~~collateral~~Collateral Account ~~in respect of Letters of Credit~~;

~~(g)amounts due to the Agent and the Lenders pursuant to Sections 12.7. and 13.9.;~~

(~~h~~g)payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders and Issuing Banks, as applicable; and

(~~i~~h)any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 11.6.  Letter of Credit Collateral Account.

(a)As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, the Borrower hereby pledges and grants to the Agent, for the benefit of the ~~Agent~~Issuing Banks and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below).  The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section and in Section 2.16.

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(b)Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion.  All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Issuing Banks and the Lenders,  provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account.  The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c)If an Event of Default exists, the Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and credit the proceeds thereof to the Letter of Credit Collateral Account and apply or cause to be applied such proceeds and any other balances in the Letter of Credit Collateral Account to reimburse the applicable Issuing Bank for the payment made by such Issuing bank or otherwise to the payment of any of the Letter of Credit Liabilities due and payable.

(d)So long as no Default or Event of Default exists, the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Letter of Credit Collateral Account as exceed the aggregate amount of Letter of Credit Liabilities at such time.  When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(e)The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 11.7.  Performance by Agent.

If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein.  In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post‑Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

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Section 11.8.  Rights Cumulative.

The rights and remedies of the Agent, the Issuing Banks and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law.  In exercising their respective rights and remedies the Agent, the Issuing Banks and the Lenders may be selective and no failure or delay by the Agent, any Issuing Bank or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

Article XII. The Agent

Section 12.1.  Authorization and Action.

Each Lender and Issuing Bank hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each and Issuing Bank  Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Issuing Bank or any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein.  At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents.  The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Agent to exercise such right or remedy.

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Section 12.2.  Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a nonappealable judgment.  Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender or any Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

Section 12.3.  Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender, an Issuing Bank or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”  If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.”  Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.

Section 12.4.  Wells Fargo as Lender.

Wells Fargo, as a “Lender”, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity.  Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders.  Further, the Agent and

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any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.

Section 12.5.  Approvals of Lenders.

All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof.  Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication.  Except as otherwise expressly provided in this Agreement, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent ~~(together with a written explanation of the reasons behind such objection)~~ within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination (other than in respect of any consent required under ~~the second sentence of~~ Section 13.6.(b)).

Section 12.6.  Lender Credit Decision, Etc.

Each Lender and Issuing Bank expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys‑in‑fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender or Issuing Bank and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any such representation or warranty by the Agent to any Lender or Issuing Bank.  Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent, any other Lender, any other Issuing Bank or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  Except for notices, reports and other documents and

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information expressly required to be furnished to the Lenders and/or the Issuing Banks by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender or Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or other Affiliates.  Each Lender and Issuing Bank acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender or Issuing Bank.

Section 12.7.  Indemnification of Agent.

Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct or if the Agent fails to follow the written direction of the Requisite Lenders unless such failure is pursuant to the advice of counsel of which the Lenders have received notice.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out‑of‑pocket expenses (including counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, administration, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws.  Such out‑of‑pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

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Section 12.8.  Successor Agent.

The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.  In the event of a material breach of its duties hereunder, the Agent may be removed as Agent under the Loan Documents at any time by all Lenders (other than the Lender then acting as Agent) and the Borrower upon 30‑day’s prior notice.  Upon any such resignation or removal, the Requisite Lenders (which, in the case of the removal of the Agent as provided in the immediately preceding sentence, shall be determined without regard to the Commitment of the Lender then acting as Agent) shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender as a successor Agent).  If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation or the Lenders’ removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $10,000,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XII. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

Section 12.9.  Titled Agents.

Each of the Joint Lead Arrangers, Joint Bookrunners, the Syndication Agent and any other Person awarded a similar title (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders.  The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 12.10.  ~~Approvals and Other Actions by Lenders~~Intentionally Omitted.

~~(a)Requisite Lenders.  Each of the following shall require the approval of, or may be taken at the request of, the Requisite Lenders:~~

~~(i)Termination of the Commitments and acceleration of the Obligations upon the occurrence of an Event of Default as provided in Section 11.2.(a)(ii);~~

~~(ii)Approving of a replacement Agent as provided in Section 12.8.;~~

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~~(iii)Except as specifically provided otherwise in Section 13.6., any consent or approval regarding, any waiver of the performance or observance by the Borrower of and the waiver of the continuance of any Default or Event of Default in respect of, any term of this Agreement or any other Loan Document.~~

~~(b)All Lenders.  Each of the following shall require the approval of, or may be taken only at the request of, all of the Lenders:~~

~~(i)Agreeing that the Borrower’s reduction of the aggregate amount of Commitments below the amount set forth in Section 2.13. will not result in a termination of this Agreement;~~

~~(ii)Consenting to extensions of the Termination Date as provided in Section 2.14.;~~

~~(iii)Removing the Agent for good cause as provided in Section 12.8.;~~

~~(iv)Consenting to the assignment by the Borrower to another Person of the Borrower’s rights and obligations under this Agreement as provided in Section 13.5.(a); and~~

~~(v)Any consent or approval regarding, any waiver of the performance or observance by the Borrower of and the waiver of the continuance of any Default or Event of Default in respect of, any term of this Agreement or any other Loan Document described in Section 13.6.(a) through (k).~~

~~(c)Conflict with Terms of Loan Documents.  To the extent any provision of this Section conflicts with any other provision of this Agreement, including without limitation, Section 13.6., or any other Loan Document, such other provision shall control.~~

Article XIII. Miscellaneous

Section 13.1.  Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to the Borrower:

Public Storage

701 Western Avenue

Glendale, California  91201-2349

Attention:  Chief Financial Officer

Telecopy Number:(818) 244-9267

Telephone Number:(818) 244-8080

with a copy to:

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Public Storage

701 Western Avenue

Glendale, California  91201-2349

Attention:  Chief Legal Officer

Telecopy Number:(818) 548-9288

Telephone Number:(818) 244-8080

If to the Agent:

Wells Fargo Bank, National Association

~~1000 Lakes Drive~~401 B Street, Suite ~~250~~1100

~~West Covina~~San Diego, California  ~~91790~~92101

Attention: ~~Catherine Abe~~Dale Northup

Telecopy Number:(~~626~~619)  ~~919~~699-~~2909~~3105

Telephone Number:(~~626~~619)  ~~919~~699-~~6628~~3025

If to a Lender:

To such Lender’s address or telecopy number, as applicable, set forth in the applicable Administrative Questionnaire or Assignment and Acceptance Agreement.

If to Wells Fargo, in its capacity as Issuing Bank:

Wells Fargo Bank, National Association

401 B Street, Suite 1100

San Diego, California  92101

Attention: Dale Northup

Telecopy Number:(619) 699-3105

Telephone Number:(619) 699-3025

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If to Bank of America, N.A., in its capacity as Issuing Bank:

Bank of America, N.A.

1 Fleet Way

Scranton, Pennsylvania  18507

Letter of Credit Coordinators:

John Yzeik

Telecopy Number:  1-800-755-8743

Telephone Number: 570-496-9588

Jennifer Whitlock

Telecopy Number:  1-800-755-8743

Telephone Number: 570-496-9586

Charles Herron (Late Shift Coordinator from 11:30 a.m. – 8:00 p.m. Eastern)

Telecopy Number:  1-800-755-8743

Telephone Number: 570-496-9564

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section.  All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered.  Notwithstanding the immediately preceding sentence, all notices or communications to the Agent, any Issuing Bank or any Lender under Article II. shall be effective only when actually received.  ~~Neither~~None of the Agent ~~nor~~, any Issuing Bank or any Lender shall incur any liability to the Borrower (nor shall the Agent incur any liability to the Lenders or the Issuing Banks) for acting upon any telephonic notice referred to in this Agreement which the Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.

Section 13.2.  Expenses.

The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of, and any amendment, supplement or modification to, any of the Loan Documents (including reasonable due diligence expense and reasonable travel expenses related to closing), and the arrangement, underwriting, syndication, consummation and administration of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent (but excluding any cost of in-house counsel), (b) to pay or reimburse the Agent, the Issuing Banks and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the reasonable allocated cost of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent, the Issuing Banks and the Lenders from, any and all recording and filing fees and any and all

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liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay the reasonable fees and disbursements of counsel to the Agent, any Issuing Bank and any Lender incurred in connection with the representation of the Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1.(e) or 11.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor‑in‑possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.

Section 13.3.  Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Issuing Bank, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of an Issuing Bank, a Lender or a Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Issuing Bank, such Lender or any affiliate of the Agent, such Issuing Bank or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2., and although such obligations shall be contingent or unmatured.

Section 13.4.  Litigation; Jurisdiction; Other Matters; Waivers.

(a)[Intentionally Omitted].

(b)EACH OF THE BORROWER, THE AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURTS OF THE NORTHERN AND THE SOUTHERN DISTRICTS OF CALIFORNIA AND THE STATE COURTS OF CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH

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JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 13.5.  Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and except as otherwise permitted under Section 10.5.(iv), the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or as of the other Loan Documents without the prior written consent of all Lenders (and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void).

(b)Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

(c)Any Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the Obligations owing to such Lender; provided, however, any such participating interest must be for a constant and not a varying percentage interest.  Except as otherwise provided in Section 13.3., no Participant shall have any rights or benefits under this Agreement or any other Loan Document.  In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower, the Issuing Banks and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the

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Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor from its obligations under the Guaranty.  An assignment or other transfer which is not permitted by subsection (d) or (f) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c).  The selling Lender shall notify the Agent and the Borrower of the sale of any participation hereunder and the terms thereof.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d)Any Lender may with the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed) and, subject to the immediately following clause (i), the Borrower assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its Commitment and its other rights and obligations under this Agreement and the Notes; provided, however, (i) so long as no Default or Event of Default shall exist, the Borrower shall have consented to such assignment (which consent, in each case, shall not be unreasonably withheld or delayed) (it being agreed that the Borrower’s withholding of consent to an assignment which would result in the Borrower having to pay amounts under Section 3.11. shall be deemed to be reasonable)); (ii) no such consent by the Borrower shall be required in the case of any assignment to another Lender or any affiliate of such Lender or another Lender; (iii) no such consent by the Agent shall be required in the case of any assignment by a Lender to any affiliate of such Lender; (iv) any partial assignment shall be in an amount at least equal to $10,000,000 and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least $10,000,000; and (v) each such assignment shall be effected by means of an Assignment and Acceptance Agreement.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate.  In connection

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with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $4,500.

(e)The Agent shall maintain a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from time to time (the “Register”).  The Agent shall give each Lender and the Borrower notice of the assignment by any Lender of its rights as contemplated by this Section.  The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement and the other Loan Documents.  The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent.  Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in subsection (d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(f)[Intentionally Omitted.]

(g)In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security.  No such assignment shall release the assigning Lender from its obligations hereunder.

(h)A Lender may furnish any information concerning the Borrower, any other Loan Party or any of their respective Subsidiaries in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 13.8.

(i)Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, any other Loan Party or any of their respective Affiliates or Subsidiaries.

(j)Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(k)Notwithstanding anything to the contrary contained herein, any Lender (for purposes of this subsection, a “Granting Lender”) may grant to a special purpose funding vehicle organized under the laws of the United States of America or any state thereof and affiliated or sponsored by such Granting Lender or one of its affiliates (for the purposes of this subsection, an “SPC”) the option to make, on behalf of such Granting Lender, all or a portion of the Loans

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which such Granting Lender is obligated or permitted to make (a “Funding Obligation”) hereunder, such option to be exercisable in the sole discretion of the SPC, provided, however, that

(i)such Granting Lender’s obligations under this Agreement and the Loan Documents shall remain unchanged, including without limitation the indemnification obligations of the Granting Lender pursuant to Section 12.7. hereof;

(ii)such Granting Lender shall remain solely responsible to the other parties hereto for the performance of all Funding Obligations;

(iii)the Borrower, the Lenders and the Agent shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement, and the Agent shall continue to deal solely and directly with the Granting Lender as agent for the SPC with respect to distribution of payment of principal, interest and fees, Notices of Conversion and Continuation and all other matters;

(iv)such Granting Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and its Notes and to approve any amendment, modification, or waiver of any provisions of this Agreement;

(v)the granting of such option shall not constitute an assignment to or participation of such SPC of or in the Granting Lender’s Commitment and Obligations owing thereto;

(vi)such SPC shall not become a Lender nor acquire any rights hereunder as a result of the granting of such option;

(vii)such SPC shall not become obligated or committed to make Loans as a result of the granting of such option;

(viii)if such SPC elects not to exercise such option or otherwise fails to make all or any part of any Loan, the Granting Lender shall retain its Funding Obligation and be obligated to make the entire Loan or any portion of such Loan not made by such SPC;

(ix)Loans made by an SPC hereunder shall be deemed to satisfy the Funding Obligation and utilize the Commitment of the Granting Lender as if, and to the same extent, such Loans were made by such Granting Lender;

(x)Each party hereto agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Granting Lender would otherwise be liable so long as, and to the extent, such Loans were made by such Granting Lender; and

(xi)Each party hereto agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.

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Section 13.6.  Amendments.

(a)Generally.  Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or ~~in~~ any other Loan Document to be given by the Lenders may be given, ~~and~~(ii) any term of this Agreement or of any other Loan Document ~~(other than any fee letter solely between the Borrower and the Agent)~~ may be amended, ~~and~~(iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document ~~(other than any fee letter solely between the Borrower and the Agent~~may be waived, and (iv)  ~~or~~ the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto~~)~~.  ~~Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Agent at the written direction of the Lenders), do any of the following: (a) increase the Commitments of the Lenders or subject the Lenders to any additional obligations;~~

(b)Additional Lender Consents.  In addition to the foregoing requirements, no amendment, waiver or consent shall:

(i)increase (or reinstate) the Commitments of a Lender or subject a Lender to any additional obligations without the written consent of such Lender;

(~~b~~ii)reduce the principal of, or interest ~~rates~~ that ~~have~~has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations~~; (c) reduce the amount of any Fees payable to the Lenders hereunder; (d) postpone any date fixed for any payment of any principal of, interest on, or Fees with respect to, any Loans or any other Obligations; (e) change the Commitment Percentages (excluding any change as a result of an assignment of Commitments permitted under Section 13.5.(d) or an increase of Commitments effected pursuant to Section 2.17.); (f) modify the~~without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of ~~the terms~~ “~~Termination Date” or “Termination Date~~Post-Default Rate”;

(iii)reduce the amount of any Fees payable to a Lender without the written consent of such Lender;

(iv)modify the definition of “Commitment Percentage” without the written consent of each Lender;

(v)modify the definition of “Termination Date”, otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations owing to the Issuing Banks or the Lenders, or

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extend the expiration date of any Letter of Credit beyond the Termination Date, in each case, without the consent of each Issuing Bank and/or Lender directly affected thereby;

(~~g~~vi)amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender;

(~~h~~vii)modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof~~; (i) release any Guarantor from its obligations under the Guaranty~~ without the written consent of each Lender; or

(viii)amend, or waive the Borrower’s compliance with, Section 2.18. without the written consent of each Lender.

(~~except for releases permitted under Sections 8.14.(d)); and (j) waive a Default or Event of Default under Section 11.1.(a)~~c)Amendment of Agent’s Duties, Etc.  No amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents.  Any amendment, waiver or consent relating to Section 2.4. or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender.  Any amendment, waiver or consent relating to Section 2.3. or the obligations of the Issuing Banks under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of each Issuing Bank.    Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.  ~~Notwithstanding anything to the contrary in this Section 13.6. the Agent~~

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~~shall be authorized, on behalf of the Lenders, to waive the imposition of late fees in Section 2.9. up to a maximum of 3 times per year.~~

(d)Technical Amendments.    Notwithstanding anything to the contrary in this Section 13.6., if the Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Banks.  Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.

Section 13.7.  Nonliability of Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Agent, on the other hand, shall be solely that of borrower and lender.  ~~Neither~~None of the Agent ~~nor~~, the Issuing Banks or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent, any Issuing Bank or any Lender to any Lender, any other Issuing Bank, the Borrower, any Subsidiary or any other Loan Party.  ~~Neither~~None of the Agent ~~nor~~, any Issuing Bank or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 13.8.  Confidentiality.

Except as otherwise provided by Applicable Law, the Agent, each Issuing Bank and each Lender shall utilize all non‑public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective affiliates, agents or advisors (provided any such affiliate, agent or advisor shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any bona fide actual or potential Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Agent’s, such Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) if an Event of Default exists, to any other Person, in connection with the exercise by the Agent, the Issuing Banks or the Lenders of rights hereunder or under any of the other Loan Documents; ~~and~~ (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate, and (g) with the consent of the Borrower.

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Section 13.9.  Indemnification.

(a)The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent and each Issuing Bank, any affiliate of the Agent or such Issuing Bank, and each of the Lenders and their respective affiliates, parents, directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.11. or 5.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent’s, any Issuing Bank’s or any Lender’s entering into this Agreement; (v) the fact that the Agent, the Issuing Banks and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent, the Issuing Banks and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Agent, the Issuing Banks and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent, the Issuing Banks or the Lenders may have under this Agreement or the other Loan Documents~~; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this clause (viii) that constitute gross negligence or willful misconduct~~; or (ix) any violation or non‑compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent, the Issuing Banks and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws~~.~~; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this clause (a) that constitute gross negligence or willful misconduct of such Indemnified Party.

(b)The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding.  In this connection, this indemnification shall cover all costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the

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production of documents).  This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c)This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d)All out‑of‑pocket fees and expenses of, and all amounts required to be paid to third‑persons by, an Indemnified Party in connection with this Agreement or any of the other Loan Documents shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction in a nonappealable judgment that such Indemnified Party is not so entitled to indemnification hereunder.

(e)An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnified Proceeding, such Indemnified Party shall not settle or compromise any such Indemnified Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

(f)If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)The Borrower’s obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 13.10.  Termination; Survival.

At such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent, the Issuing

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Banks and the Lenders are entitled under the provisions of Sections 3.12., 5.1., 5.4., 12.7., 13.2. and 13.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4., shall continue in full force and effect and shall protect the Agent, the Issuing Banks and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.11.  Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.12.  GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.13.  Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 13.14.  Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 13.15.  Marshaling; Payments Set Aside.

~~Neither~~None of the Agent ~~nor~~, any Issuing Bank or any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to the Agent, any Issuing Bank and/or any Lender, or the Agent, any Issuing Bank and/or any Lender enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be

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revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 13.16.  Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.17.  Limitation of Liability.

~~Neither~~None of the Agent ~~nor~~, any Issuing Bank or any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent, any Issuing Bank or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  The Borrower hereby waives, releases, and agrees not to sue the Agent, any Issuing Bank or any Lender or any of the Agent’s, any Issuing Bank’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 13.18.  Entire Agreement.

This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

Section 13.19.  Construction.

The Agent, the Borrower, each Issuing Bank and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Issuing Banks, the Borrower and each Lender.

Section 13.20.  Electronic Document Delivery.

(a)Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet

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websites to which the Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Agent or the Borrower) provided that (A) the foregoing shall not apply to notices to any Lender, any Issuing Bank or the Agent pursuant to Article II. and (B) the applicable Lender or Issuing Bank has not notified the Agent or Borrower that it cannot or does not want to receive electronic communications.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications.  Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Agent or Borrower posts such documents or the documents become available on a commercial website and the Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of  9:00 a.m. on the opening of business on the next business day for the recipient.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 9.3. to the Agent and shall deliver paper copies of any documents to the Agent, any Issuing Bank or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Agent, such Issuing Bank or such Lender.  Except for the certificates required by Section 9.3., the Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.  Each Lender and each Issuing Bank shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)The Borrower agrees that the Agent may make any material delivered by the Borrower to the Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Issuing Banks and the Lenders by posting such notices on an electronic delivery system (which may be provided by the Agent, an affiliate of the Agent, or any Person that is not an affiliate of the Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”).  The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform.  The Agent and its affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its affiliates in connection with the Platform.

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(c)Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender or such Issuing Bank of such information, documents or other materials comprising such Communication.  Each Lender and each Issuing Bank agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Agent in writing of such Lender’s or such Issuing Bank’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(d)Notwithstanding anything to the contrary herein, documents and notices required to be delivered by the Loan Parties pursuant to the Loan Documents shall be deemed delivered by, and delivery effective at the time of, the public filing of the same in electronic format with the SEC or by posting the same on the Borrower’s website to which the Agent, each Issuing Bank and each Lender have access.

Section 13.21.  Patriot Act.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, ~~the~~each Lender hereunder may from time to time request, and the Borrower shall provide to ~~the~~such Lender, the Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for ~~the~~such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

Section 13.22.  Effect of Existing Credit Agreement.

(a)Existing Credit Agreement.  Upon satisfaction of the conditions precedent set forth in Sections 6.1. and 6.2. of this Agreement, this Agreement shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Credit Agreement, and the Existing Credit Agreement shall be superseded by this Agreement in all respects, in each case, on a prospective basis only.

(b)NO NOVATION.  THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF, AND THE OBLIGATIONS OWING UNDER AND IN CONNECTION WITH, THE EXISTING CREDIT AGREEMENT.  THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).

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[Signatures on Following Pages]

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IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

Borrower:

PUBLIC STORAGE

By:___________________________________________________________________________________________

    Name:___________________________________________________________________________________

    Title:_____________________________________________________________________________________

[Signatures Continued on Next Page]

Signature Page to Amended and Restated Credit Agreement with Public Storage

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Agent, as the Swingline Lender and as a Lender

By:___________________________________________________________________________________________

    Name:___________________________________________________________________________________

    Title:_____________________________________________________________________________________

[Signatures Continued on Next Page]

Signature Page to Amended and Restated Credit Agreement with Public Storage

BANK OF AMERICA, N.A.

By:___________________________________________________________________________________________

    Name:___________________________________________________________________________________

    Title:_____________________________________________________________________________________

Signature Page to Amended and Restated Credit Agreement with Public Storage

MORGAN STANLEY BANK, N.A.

By:___________________________________________________________________________________________

    Name:___________________________________________________________________________________

    Title:_____________________________________________________________________________________

Signature Page to Amended and Restated Credit Agreement with Public Storage

UBS LOAN FINANCE LLC

By:___________________________________________________________________________________________

    Name:___________________________________________________________________________________

    Title:_____________________________________________________________________________________

By:___________________________________________________________________________________________

    Name:___________________________________________________________________________________

    Title:_____________________________________________________________________________________

EXECUTION COPY

CREDIT AGREEMENT

Dated as of March 21, 2012

by and among

PUBLIC STORAGE,

as Borrower,

The financial institutions party hereto

and their assignees under Section 13.5.,

       as Lenders,

WELLS FARGO SECURITIES, LLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and

       Joint Bookrunners,

WELLS FARGO Bank, National Association,

      as Administrative Agent,

and

BANK OF AMERICA, N.A.

as Syndication Agent

SCHEDULE 1.1List of Loan Parties

SCHEDULE 2.3(l)Existing Letters of Credit

SCHEDULE 7.1(b)Ownership Structure

SCHEDULE 7.1(g)Existing Indebtedness

SCHEDULE 10.4Restrictions on Intercompany Transfers

SCHEDULE 10.9Transactions with Affiliates

EXHIBIT AForm of Assignment and Acceptance Agreement

EXHIBIT BForm of Guaranty

EXHIBIT CForm of Notice of Borrowing

EXHIBIT DForm of Notice of Continuation

EXHIBIT EForm of Notice of Conversion

EXHIBIT FForm of Notice of Swingline Borrowing

EXHIBIT GForm of Swingline Note

EXHIBIT H[Reserved]

EXHIBIT IForm of Revolving Note

EXHIBIT JForm of Compliance Certificate

EXHIBIT KForm of Bid Rate Note

EHXIBIT LForm of Bid Rate Quote Request

EXHIBIT MForm of Bid Rate Quote

EXHIBIT N    Form of Bid Rate Quote Acceptance

SCHEDULE I

Commitments

Lender	Commitment Amount
Wells Fargo Bank, National Association	$130,000,000
Bank of America, N.A.	$90,000,000
Morgan Stanley Bank, N.A.	$40,000,000
UBS Loan Finance LLC	$40,000,000
Total	$300,000,000